Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

BROADWIND ENERGY, INC.,

CHRISTOPHER J. BRICE,

LEWIS J. HENDRIX

and

KIMBERLEY M. SUTTON

Dated as of February 1, 2017

Table of Contents

ARTICLE I PURCHASE AND SALE OF INTERESTS1

ARTICLE II CONSIDERATION FOR INTERESTS1

2.1.Amount of Consideration1

2.2.Payment of Consideration2

2.3.Closing Purchase Price Adjustment Based on Working Capital2

2.4.Earn-Out Payments3

2.5.Dispute Resolution.4

ARTICLE III CLOSING5

3.1.Closing5

3.2.Selling Members’ Deliveries5

3.3.Buyer’s Deliveries6

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLING MEMBERS7

4.1.Authorization of Transaction7

4.2.Non-Contravention7

4.3.Litigation7

4.4.Title to Interests; Member Agreements8

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY8

5.1.Organization; Validly Existing8

5.2.Ownership Interests and Subsidiaries8

5.3.No Violation8

5.4.Taxes9

5.5.Financial Statements11

5.6.Events Subsequent to Applicable Balance Sheet Date11

5.7.Litigation and Judgments13

5.8.Employee Benefits13

5.9.Labor Matters15

5.10.Intellectual Property15

5.11.Title to Assets; Liens; Personal Property Leases16

5.12.Environmental Compliance16

5.13.Contracts17

5.14.Indebtedness and Undisclosed Liabilities18

5.15.Compliance with Laws; Permits18

5.16.Leased Real Property18

5.17.Warranties19

5.18.Customers and Suppliers19

5.19.Insurance19

5.20.Related Party Transactions19

5.21.Accounts Receivable19

5.22.Bank and Brokerage Accounts20

5.23.Sufficiency of Assets20

5.24.Inventory20

5.25.Books and Records20

5.26.FCPA; Data Privacy20

5.27.Brokers and Finders21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER21

6.1.Organization; Good Standing21

6.2.Due Authorization21

6.3.Authority; Enforceability21

6.4.No Violation21

6.5.Consents22

6.6.Brokers and Finders22

6.7.Securities Act22

6.8.Reports22

6.9.Accuracy of Disclosures22

ARTICLE VII COVENANTS OF THE PARTIES22

7.1.Commercially Reasonable Efforts22

7.2.Publicity22

7.3.Indebtedness; Transaction Expenses23

7.4.Further Assurances23

ARTICLE VIII COVENANTS OF THE SELLING MEMBERS23

8.1.Covenant Not to Compete23

8.2.Covenant Not to Solicit Employees and Customers23

8.3.Confidential Information24

8.4.Acknowledgments24

8.5.Modification24

8.6.Securities Matters24

ARTICLE IX INDEMNIFICATION AND SURVIVAL26

9.1.Indemnification by the Selling Members26

9.2.Indemnification by Buyer27

9.3.Survival of Indemnification27

9.4.Certain Limitations27

9.5.Indemnification Procedure for Third-Party Claims28

9.6.Nature of Other Liabilities29

9.7.Earn-Out Payment Offset29

ARTICLE X TAX MATTERS30

10.1.Tax Periods Ending on or Before the Closing Date30

10.2.Cooperation on Tax Matters31

10.3.Tax Convention32

10.4.Optional Section 338(h)(10) Election32

10.5.Tax Indemnification34

10.6.Transfer Taxes34

10.7.Tax Election Relating to Employees34

ARTICLE XI MISCELLANEOUS34

11.1.Notices, Etc.34

11.2.Further Assurances; Post-Closing Cooperation35

11.3.Amendments, Waivers, Etc.35

11.4.Successors and Assigns; Assignment36

11.5.Entire Agreement36

11.6.No Third-Party Beneficiaries36

11.7.Specific Performance; Expenses36

11.8.Governing Law; Venue36

11.9.Severability37

11.10.Headings37

11.11.Counterparts37

11.12.Interpretation37

11.13.Member Representative37

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated and effective as of February 1, 2017, is made by and among Broadwind Energy, Inc., a Delaware corporation (“Buyer”), Christopher J. Brice (“Brice”), Lewis J. Hendrix (“Hendrix”), and Kimberley M. Sutton (“Sutton” and together with Brice and Hendrix, the “Selling Members” and each, a “Selling Member”).  Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the meanings ascribed thereto in Appendix A attached to this Agreement.

RECITALS:

A.The Selling Members collectively own beneficially and of record all of the issued and outstanding equity interests of Red Wolf Company, LLC, a North Carolina limited liability company (the “Company”), with Brice owning 10%, Hendrix owning 39% and Sutton owning 51% of said equity interests.

B.Buyer desires to purchase from the Selling Members, and the Selling Members desire to sell to Buyer, all of the outstanding equity interests of the Company for the consideration, and upon and subject to the terms and conditions, set forth in this Agreement.

C.The Selling Members have agreed to appoint Sutton as the “Member Representative” in order to facilitate the Closing and to represent all of the Selling Members with respect to various matters associated with the Closing and periods after the Closing as more specifically provided in Section 11.13.

AGREEMENTS:

NOW, THEREFORE, in consideration of the recitals, the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, Buyer and the Selling Members agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

Subject to the terms and conditions set forth in this Agreement, and for the Total Purchase Price set forth in Article II, at the Closing, the Selling Members shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire, purchase and accept from the Selling Members, 100% of the equity interests and voting rights of the Company (collectively, the “Interests”).  At the Closing, the Interests shall be conveyed by the Selling Members to Buyer free and clear of all liens, claims, options, warrants, transfer restrictions, community property interests, security interests, pledges, mortgages, charges and other encumbrances whatsoever (“Liens”).

ARTICLE II

CONSIDERATION FOR INTERESTS

2.1.Amount of Consideration.  The aggregate consideration payable by Buyer to all of the Selling Members for the Interests shall be equal to the sum of the Closing Purchase Price and the Earn-Out Payments, if any (the “Total Purchase Price”).

2.2.Payment of Consideration.  The Total Purchase Price shall be paid as follows:

(a)Buyer shall pay the Estimated Closing Purchase Price minus the Payoff Amounts to the Selling Members, allocated among the Selling Members in accordance with the percentages set forth in Recital A, at the Closing by wire transfer of immediately available funds to the accounts designed in writing by the Selling Members to Buyer;

(b)The Payoff Amounts shall be paid by wire transfer of immediately available funds by Buyer, on behalf of the Company, to such lenders and other creditors in accordance with the payoff letters provided by such lenders and other creditors; and

(c)The Earn-Out Payments, if any, shall be determined and paid in accordance with Section 2.4 and Exhibit B.

2.3.Closing Purchase Price Adjustment Based on Working Capital.

(a)Working Capital Adjustment.

(i)Within 45 days after the Closing Date, Buyer shall prepare and deliver to the Member Representative (A) a statement setting forth Buyer’s calculation of the Closing Working Capital, which statement shall be substantially in the form of Exhibit A (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP, consistent with the accounts and methodology set forth in Exhibit A.  Buyer shall retain a third party auditor to assist with the preparation of the Closing Working Capital Statement.

(ii)The “Working Capital Adjustment” shall be an amount equal to the Closing Working Capital, as finally determined in accordance with this Section 2.3, minus $5,296,000.  If the Working Capital Adjustment is a positive number, Buyer shall pay to the Selling Members an amount equal to the Working Capital Adjustment.  If the Working Capital Adjustment is a negative number, the Selling Members shall pay to Buyer an amount equal to the Working Capital Adjustment.

(b)Examination and Review.

(i)Examination.  After receipt of the Closing Working Capital Statement, the Member Representative shall have 30 days (the “Closing Working Capital Review Period”) to review the Closing Working Capital Statement.  During the Closing Working Capital Review Period, the Member Representative and its accountants shall have reasonable access to the relevant books and records of the Company, the personnel of, and work papers prepared by, the Company and/or its accountants to the extent that they relate to the Closing Working Capital

Statement and to such historical financial information (to the extent in the Company’s possession) relating to the Closing Working Capital Statement as the Member Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)Objection.  On or prior to the last day of the Closing Working Capital Review Period, the Member Representative may object in writing to the Closing Working Capital Statement, in which case the dispute shall be resolved in accordance with the procedures set forth in Section 2.5.  If the Member Representative does not object in writing to the Closing Working Capital Statement before the expiration of the Closing Working Capital Review Period, the Closing Working Capital Statement and the Working Capital Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Member Representative on behalf of the Selling Members.

(c)Payment of Working Capital Adjustment.  Except as otherwise provided herein, any payment of the Working Capital Adjustment shall (i) be due (A) within five Business Days of acceptance of the Closing Working Capital Statement or (B) if there are Disputed Amounts with regard to the Closing Working Capital Statement, then within five Business Days of the resolution of such Disputed Amounts pursuant to Section 2.5; and (ii) be paid by wire transfer of immediately available funds to such accounts as is directed by Buyer or the Selling Members, as the case may be.  Any payment of the Working Capital Adjustment owed by Buyer to the Selling Members shall be allocated among the Selling Members in accordance with the percentages set forth in Recital A.  Notwithstanding the foregoing, if any amount due to Buyer under this Section 2.3 remains unpaid at the time any Earn-Out Payment is due, Buyer shall be entitled, at its option, and without prejudice to any other remedies available to Buyer, to offset an amount equal to such unpaid amount against any Earn-Out Payment due to the Selling Members, with any remaining amount following such offset to be paid to the Selling Members in accordance with Section 9.7.

(d)Adjustment for Tax Purposes.  Any payment made pursuant to this Section 2.3 shall be treated as an adjustment to the Closing Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.4.Earn-Out Payments.

(a)Earn-Out Payments.  Subject to the terms and conditions of this Agreement, including the satisfaction of the conditions set forth on Exhibit B, Buyer shall pay, or cause to be paid, if earned, and the Selling Members shall be eligible to receive, if earned, the Earn-Out Payments, as calculated and finally determined in accordance with the methodology and procedures set forth in this Section 2.4 and on Exhibit B.

(b)Earn-Out Calculation Procedure.  On or before the date which is 45 days after the last day of each Earn-Out Period, Buyer shall prepare and deliver to the Member Representative a written statement setting forth Buyer’s calculation of the applicable Earn-Out Payment, which such statement shall be substantially in the form attached to Exhibit B (each, an “Earn-Out Statement”).

(c)Examination and Review.

(i)Examination.  After receipt of an Earn-Out Statement, the Member Representative shall have 30 days (each, an “Earn-Out Review Period”) to review such Earn-Out Statement.  During such Earn-Out Review Period, the Member Representative and its accountants shall have reasonable access to the relevant books and records of the Company, the personnel of, and work papers prepared by, the Company and/or its accountants to the extent that they relate to the applicable Earn-Out Statement and to such historical financial information (to the extent in the Company’s possession) relating to such Earn-Out Statement as the Member Representative may reasonably request for the purpose of reviewing such Earn-Out Statement, provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)Objection.  On or prior to the last day of each Earn-Out Review Period, the Member Representative may object in writing to the applicable Earn-Out Statement, in which case the dispute shall be resolved in accordance with the procedures set forth in Section 2.5.  If the Member Representative fails to object to the applicable Earn-Out Statement before the expiration of the applicable Earn-Out Review Period, the Earn-Out Statement and the Earn-Out Payment reflected in the Earn-Out Statement shall be deemed to have been accepted by the Member Representative on behalf of the Selling Members.

(d)Payment of Earn-Out Payment.  Except as otherwise provided herein, any payment of an Earn-Out Payment shall (i) be due (A) within five Business Days of acceptance of the applicable Earn-Out Statement or (B) if there are Disputed Amounts with regard to the Earn-Out Statement, then within five Business Days of the resolution of such Disputed Amounts pursuant to Section 2.5.  An Earn-Out Payment shall be allocated among the Selling Members in accordance with the percentages set forth in Recital A and shall be paid by wire transfer of  immediately available funds to such accounts as is directed by the Selling Members, provided that at Buyer’s election, Buyer may pay up to 50% of the total Earn-Out Payments by issuing to the Selling Members an aggregate number of shares of Buyer Common Stock equal to such portion of the Earn-Out Payment divided by the Buyer Common Stock Per Share Price as of the date 45 days after the last day of the applicable Earn-Out Period, such shares to be allocated among the Selling Members in accordance with the percentages set forth in Recital A.  Each Selling Member agrees that he or she will not distribute any portion of the Earn-Out Payments to any employee or former employee of the Company.

(e)Tax Treatment of Earn-Out Payments.  Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Total Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(f)Conduct of Business.  During the Earn-Out Period, Buyer shall operate the Company and the Business in good faith pursuant to commercially reasonable and sound business practices.

Further, during the Earn-Out Period, the parties agree that the terms of any intercompany transactions between Buyer or its Affiliates (excluding the Company), on the one hand, and the Company, on the other hand, shall be negotiated in good faith between the Buyer (or its designee) and the Seller Representative (on behalf of the Company) with each such party acting reasonably and without unreasonable delay.  Without limiting the foregoing, Buyer shall maintain separate books and records for the Business necessary to properly confirm the calculation of EBITDA and the Earn-Out Payments and shall not consolidate the Business with the other businesses of Buyer or its Affiliates for purposes of calculating EBITDA and the Earn-Out Payments.  Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Business and/or assets of the Company must agree to expressly assume and agree to perform the provisions of this Section 2.4,  Section 2.5 and Exhibit B in the same manner and to the same extent that Buyer would be required to perform it if no such succession had taken place.

2.5.Dispute Resolution.

(a)Resolution Period.  In the event of a timely written objection to the Closing Working Capital Statement or an Earn-Out Statement, Buyer and the Member Representative shall negotiate in good faith to resolve such objections within 30 days after the Member Representative notifies Buyer of such objection in writing (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the applicable Statement, with such changes as may have been previously agreed in writing by Buyer and the Member Representative, shall be final and binding.

(b)Resolution of Disputes.  If the Member Representative and Buyer fail to reach agreement with respect to all of the matters that were subject to a written objection before expiration of the Resolution Period, then all amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the applicable Statement.  The parties hereto agree that all such adjustments shall be made without regard to materiality.  The Independent Accountant shall only decide the specific items in dispute by the parties and its decision with respect to each Disputed Amount must be within the range of values assigned to each such item in the applicable Statement and objection statement, respectively.

(c)Fees of Independent Accountant.  The fees and expenses of the Independent Accountant shall be paid by the Selling Members, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Selling Members or Buyer, respectively, bears to the aggregate amount actually contested by the Selling Members and Buyer.

(d)Determination by Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the applicable Statement shall be conclusive and binding upon the parties hereto.

ARTICLE III

CLOSING

3.1.Closing.  The closing of the purchase and sale of the Interests (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of this Agreement, or at such place as the parties mutually agree.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

3.2.Selling Members’ Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Buyer’s deliveries under this Agreement, the Selling Members shall execute and deliver to Buyer all of the following documents, certificates and instruments:

(a)Assignments.  Assignments transferring the Interests to Buyer free and clear of all Liens, duly executed by each Selling Member.

(b)Resignations of Managers and Substitution or Addition of Bank Account Signatories.  Resignation letters, dated as of the Closing Date, duly executed by each manager of the Company, and documents evidencing the substitution or addition of Buyer’s designated individuals as signatories to all bank accounts of the Company.

(c)Selling Member Releases.  Releases, duly executed by each Selling Member, releasing all claims such Selling Member has against the Company (other than under this Agreement and the other Transaction Documents), substantially in the form attached to this Agreement as Exhibit C (the “Selling Member Releases”).

(d)Consents.  All consents, approvals or authorizations described in Schedule 3.2(d).

(e)Landlord Estoppel Certificate.  An estoppel certificate duly executed by the landlord of the Leased Real Property in a form reasonably acceptable to Buyer, which when delivered shall, among other items, confirm that: (i) the Real Estate Lease is in full force and effect; (ii) the Company has fully paid all amounts due to such landlord or other third parties pursuant to the terms of the Real Estate Lease; (iii) neither such landlord nor the Company is in default of any provisions of the Real Estate Lease; and (iv) any previously documented mold issues affecting the Leased Real Property are the responsibility of the landlord.

(f)Organizational Documents.  (i) The Articles of Organization, as amended, of the Company, certified by the Secretary of State of North Carolina as of a date not more than ten days prior to the Closing Date, (ii) the Amended and Restated Operating Agreement of the Company, dated as of September 1, 2009, as amended (the “Operating Agreement”), certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company, and (iii) a certificate of good standing of the Company issued by the Secretary of State of North Carolina as of a date not more than three days prior to the Closing Date.

(g)Non-Foreign Affidavit.  Affidavits, duly executed by each Selling Member and by an officer on behalf of the Company, stating, under penalties of perjury, such party’s United States taxpayer identification number and further stating that such party is not and has not been a foreign person pursuant to Section 1445(b)(2) of the Code.

(h)Payoff Letters.  One or more payoff letters executed by the lenders or other creditors of the Company listed on Schedule 3.2(h) setting forth the amounts (including principal, accrued but unpaid interest and penalties) necessary to be paid to such lenders and other creditors to obtain title to the Company’s assets and properties free and clear of all Liens other than Permitted Liens (the “Payoff Amounts”);

(i)Release of Liens.  Evidence reasonably satisfactory to Buyer that all Liens identified on Schedule 5.11 have been or will be at the Closing terminated and released in their entirety and that any Indebtedness related thereto has been satisfied in full at or prior to the Closing.

(j)Evidence of Payment of Indebtedness.  Evidence of the payment of all Indebtedness, which Indebtedness is listed on Schedule 3.2(j), including the Indebtedness set forth in Section 7.3.

(k)Limited Liability Company Records. The original minute books, limited liability company records and seals of the Company.

(l)Other Transaction Documents.  Such other documents, certificates and other items consistent with this Agreement as Buyer shall reasonably request.

3.3.Buyer’s Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with the Selling Members’ deliveries under this Agreement:

(a)Payment of Estimated Closing Purchase Price.  Buyer shall pay the Estimated Closing Purchase Price minus the Payoff Amounts to the Selling Members, as provided for in Section 2.2(a).

(b)Payment of Payoff Amounts.  Buyer shall pay the Payoff Amounts to the Company’s lenders and other creditors, as provided for in Section 2.2(b).

(c)Secretary’s Certificate.  Buyer shall deliver a copy of the resolutions adopted by the board of directors of Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement, duly certified as of the Closing Date by the Secretary of Buyer.

(d)Other Transaction Documents.  Buyer shall execute and deliver such documents, certificates and other items consistent with this Agreement as the Selling Members shall reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLING MEMBERS

Each Selling Member represents and warrants, jointly and severally, to Buyer that the statements contained below are true and correct, except as set forth in the Schedules, on and as of the Closing Date.  The disclosures in any section or subsection of the Schedules shall qualify other sections and subsections in this Article IV where it should be reasonably apparent that such disclosure relates to other such sections and subsections.

4.1.Authorization of Transaction.

(a)Each Selling Member has full power, authority and capacity to sell the Interests owned by him or her and to execute, deliver and perform his or her obligations under the Transaction Documents to which each of them is a party.

(b)This Agreement has been duly executed and delivered by each Selling Member.

(c)This Agreement and each other Transaction Document to which each Selling Member is a party, assuming the due authorization, execution and delivery by each other party to such Transaction Documents, constitutes a valid and legally binding obligation of each Selling Member, enforceable against him or her in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(d)No Selling Member is required by applicable Law to give any notice to, make any filing with, or obtain any approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

4.2.Non-Contravention.  Neither the execution and delivery by any Selling Member of the Transaction Documents nor the consummation of the transactions contemplated by the Transaction Documents will:

(a)violate any Law to which such Selling Member is subject, or

(b)conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate (whether after the giving of notice or lapse of time or both), terminate, modify or cancel, or require any notice or consent under any Contract with respect to the Company or the Business to which such Selling Member is a party or by which such Selling Member is bound.

4.3.Litigation.  There is no pending or, to the Knowledge of any Selling Member, threatened proceeding by any Governmental Authority or other Person which has resulted or, if threatened, may result, in (a) the institution of proceedings to prohibit or restrain the performance by any Selling Member of this Agreement or any other Transaction Document to which such Selling Member is a party, or (b) a claim for damages as a result of this Agreement or any other Transaction Document.

4.4.Title to Interests; Member Agreements.  Each Selling Member is the lawful record and beneficial owner of the Interests in the Company in the percentage set forth for such Selling Member in Recital A, free and clear of all Liens.  Upon the consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Interests, free and clear of all Liens. Except for the Operating

Agreement, there is no member agreement, voting agreement or any other agreement binding on any of the Company’s members regarding any ownership interests in the Company.  No Selling Member has made an agreement (whether written or oral) to distribute any portion of the Earn-Out Payments to any employee or former employee of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each Selling Member represents and warrants, jointly and severally, to Buyer that the statements contained below are true and correct, except as set forth in the Schedules, on and as of the Closing Date.  The disclosures in any section or subsection of the Schedules shall qualify other sections and subsections in this Article V where it should be reasonably apparent that such disclosure relates to other such sections and subsections.

5.1.Organization; Validly Existing.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of North Carolina, its jurisdiction of organization, and has all requisite limited liability company power and authority to own and operate its properties and to carry on its business as now conducted.  The Company is duly qualified and in good standing in North Carolina, the only jurisdiction in which the property owned, leased or operated by the Company or the nature of the Business makes such qualification necessary.  Since its inception, the Company has not engaged in any business other than the Business.

5.2.Ownership Interests and Subsidiaries.  The Interests constitute all of the authorized, issued and outstanding ownership interests in the Company.  The record and beneficial ownership of the Interests is as set forth in Recital A.  All outstanding ownership interests in the Company are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with applicable Law and without violating the pre-emptive rights of any Person.  No options, warrants, commitments, agreements or other rights to acquire an ownership interest or any equity security of the Company are outstanding, and the Company is not obligated to grant, issue, extend or enter into any such option, warrant, commitment, agreement or other right to acquire an ownership interest, or to make any payment of a success fee, phantom equity payment or other consideration tied to the value of the ownership interests of the Company.  The Company does not have, and since its inception has not had, any subsidiaries or any other direct or indirect legal or beneficial ownership interest in any other Person.

5.3.No Violation.  Neither the execution and delivery of this Agreement nor the sale of the Interests and the consummation of the other transactions contemplated by this Agreement will result in a violation or breach of the Governing Documents of the Company.  Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement by the Selling Members, nor the sale of the Interests and the consummation of the other transactions contemplated hereby, will (a) violate any Law; (b) conflict with, result in a breach or default of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which the Company is a party; (c) require notice to or the consent, authorization or approval of any third party (including, without limitation, any

Governmental Authority); or (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company.

5.4.Taxes.  Except as set forth on Schedule 5.4:

(a)The Company has filed or caused to be filed when due (taking into account permitted extensions, if any) all Tax Returns required to be filed by the Company on or before the Closing Date and such Tax Returns were true, correct and complete.  All Taxes due and payable by the Company (whether or not required to be shown on a Tax Return) have been timely paid in full, including Taxes that the Company was required by applicable Law to withhold.  The Company has made available to Buyer true, complete and correct copies of all Tax Returns referred to in this Section 5.4(a) for all periods beginning after December 31, 2011.

(b)Tax Returns.  Schedule 5.4 lists all states, counties, cities and other foreign and domestic taxing jurisdictions in which the Company filed Tax Returns prior to the Closing Date with respect to Tax periods beginning after December 31, 2011 or to which any Tax is or was properly payable by the Company.  The Company has duly filed or caused to be filed, on or before the due date thereof (taking into account applicable extensions), with the appropriate Governmental Authorities, all Tax Returns it was required to file prior to the Closing Date; each such Tax Return (including any amendment thereto) is true, correct and complete in all respects; and there are no pending extensions of time to file any Tax Return required to be filed by the Company.  The Company has delivered to Buyer true, correct and complete copies of all revenue agents’ reports, and other notices from Governmental Authorities for each of the last three taxable years of the Company preceding the Closing Date.

(c)Tax Reserves and Tax Liabilities.  The Company is not delinquent in the payment of any Taxes.  The Company’s liability for unpaid Taxes for all periods ending on or before the date of the Applicable Balance Sheet Date does not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes) on the Applicable Balance Sheet Date.  The Company’s liability for unpaid Taxes for all periods ending before the Closing Date will not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes) as reflected in the books and records of the Company as of the Closing Date.  No Taxes of the Company in excess of such liability for Taxes are due or payable with respect to any taxable periods or portions of periods ending before the Closing Date.  The Company has collected or withheld all Taxes that it is required to collect or withhold and has remitted all amounts to the appropriate Governmental Authority.  There are no Liens on the Company’s assets that have arisen in connection with any failure (or alleged failure) to pay any Taxes, except Liens for Taxes that are being contested in good faith or for property Taxes that are not yet delinquent.  The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contractual obligation to pay the Tax obligations of any other Person or to pay the Tax obligations with respect to transactions relating to any other Person.

(d)Audit History and Other Proceedings.  There is not now, and at no time during the last five years preceding the Closing Date has there been, pending or threatened against the Company any audit or other proceeding for or relating to any liability of the Company in respect of Taxes.  No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any Governmental Authority.  There are no matters under discussion between the Company and a Governmental Authority that could result in any additional amount of Taxes.  No extension of a statute of limitations (whether arising by reason of a waiver, claim for refund or otherwise) relating to Taxes or Tax Returns of the Company is in effect.  There are no requests for rulings or determinations in respect of Taxes of the Company pending with any Governmental Authority.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  The Company has made available to Buyer true, complete and correct copies of all examination reports or other similar reports and statements of deficiencies assessed or agreed to by, or on behalf of, the Company after  December 31, 2011.

(e)No Government Claims.  During the last five years preceding the Closing Date, no proceeding has been commenced or threatened against the Company by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns alleging that the Company is subject to Taxes, or is required to file Tax Returns, in that jurisdiction.

(f)Company Subsidiaries. The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company on a current basis without regard to whether the Company has received a dividend from the entity.

(g)Tax Characterization.  The Company is, and has since July 1, 2014 been, a valid S corporation as defined in Section 1361 of the Code and at no time has the Company been subject to either the built-in gains Tax under Section 1374 of the Code or passive income Tax under Section 1375 of the Code.  Neither the Company nor any of the Selling Members has taken, or failed to take, any action that could result in the Company ceasing to be an S corporation within the meaning of Section 1361 of the Code through the Closing Date.  The Company (i) has made a valid election under Section 1362 of the Code to be treated as an S corporation and has at all times since July 1, 2014, qualified as an S corporation for purposes of Subchapter S of the Code; (ii) has, with respect to all states which for state Tax purposes allow a limited liability company to be treated as an S corporation or similar entity entitled to special Tax treatment, properly and validly made all elections for such treatment in such states and complied at all times with all applicable requirements and filing procedures for such treatment; and (iii) will not be subject to tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement.

(h)Miscellaneous.  The Company: (i) is not a party or subject to any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for federal income Tax purposes; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Code Section 897(c)(1)(A)(ii); (iii) has disclosed on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code; (iv) (A) is not and has never been a member of a combined, consolidated, unitary or affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal or state income or franchise Tax Return, and (B) has no actual or contingent liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar Tax provision under any other Law), as transferee or successor, by Contract, or otherwise; (v) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment under Section 481(a) of the Code by reason of a change in accounting method which affects any taxable year beginning after December 31, 2011, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale made on or prior to the Closing Date, or (D) Related Party transaction or prepaid amount received on or prior to the Closing Date; (vi) has no application pending with any Governmental Authority requesting permission for any changes in accounting methods affecting any taxable year beginning after December 31, 2011; (vii) has not received or requested any private letter ruling from any Governmental Authority; (viii) is not a party to any power of attorney with respect to a Tax matter that is currently in force; (ix) is not a foreign person within the meaning of Section 1445 of the Code; (x) does not own any real property in a state in which a Tax is imposed on the transfer of an interest in an entity having an interest in real property; (xi) has not, nor has any member of a controlled group (within the meaning of Section 993(a) of the Code) of which the Company is a member, participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (xii) has not engaged in a “reportable transaction” or acted as a “material advisor” with respect thereto within the meaning of Sections 6011 and 6112 of the Code or as defined in Section 6111 of the Code; (xiii) has properly classified each Person providing services to it as either an employee or independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; and (xiv) has disclosed on its federal income Tax Returns all positions taken therein that could give rise to the substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code.

5.5.Financial Statements.

(a)The Company has delivered to Buyer true and complete copies of the audited balance sheets of the Company as of December 31, 2014 and December 31, 2015 and the related audited statements of income, members’ equity and cash flows for the years then ended (collectively, the “Annual Financial Statements”).  The Annual Financial Statements are consistent with the books and records of the Company, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, and fairly present the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein.  The Company has delivered to Buyer true and complete copies of the unaudited balance sheet of the Company as of December 31, 2016, and the related unaudited statement of income for the twelve-month period then ended (the “Interim Financials”).  The Interim Financials were prepared on a basis consistent with the Annual Financial Statements throughout the period covered (except as may be indicated in the notes thereto) and fairly present the financial position and results of operations of the Company as of the date thereof and for the period indicated therein, subject to normal year-end adjustments which will not be material individually or in the aggregate.

(b)The Company has delivered to Buyer unaudited but reviewed balance sheets of the Company as of September 30, 2015 and September 30, 2016 and the related unaudited but reviewed statement of income for the nine-month periods then ended (collectively, the “Applicable Financial Statements” and, together with the Annual Financial Statements and the Interim Financials, the “Company Financial Statements”).  The Applicable Financial Statements were prepared on a basis consistent with the Annual Financial Statements throughout the periods covered (except as may be indicated in the notes thereto) and fairly present the financial position and results of operations of the Company as of the dates thereof and for the periods indicated therein, subject to normal year-end adjustments which will not be material individually or in the aggregate.

(c)The Company has made available to Buyer all Accounting Records of the Company.  All financial transactions of the Company have been accurately reflected in the Accounting Records, and the Accounting Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Company.  Except for hosting and management by xTuple (via Amazon Cloud), all Accounting Records are in the full possession and exclusive control of and are owned exclusively by the Company and are not dependent upon any computerized or other system or device that is not exclusively owned and controlled by the Company.

5.6.Events Subsequent to Applicable Balance Sheet Date. During the period since the Applicable Balance Sheet Date, (a) there has not been any event or condition which has resulted or is reasonably likely to result in a Material Adverse Effect, and (b) the Business has been conducted by the Company in the Ordinary Course of Business.  Without limiting the generality of the foregoing, during the period since the Applicable Balance Sheet Date, except as set forth on the Schedule 5.6, the Company has not:

(a)issued, delivered, sold, disposed of, pledged or otherwise encumbered any equity interests of the Company, or any securities, warrants, options, commitments or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interests of the Company;

(b)granted any material increase in compensation or benefits of any of its directors, officers, managers or employees, or adopted or made any amendments to any Employee Plan or Benefit Arrangement;

(c)entered into any employment contract or agreement, written or oral, or modified the terms of any existing such contract or agreement, other than raises representing a base salary increase of  5% or less and given in the Ordinary Course of Business;

(d)entered into any lease, which under GAAP, would be an operating lease or entered into any transaction providing for off-balance sheet financing;

(e)adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(f)made any acquisition or disposition, by means of merger, consolidation, sale, lease or other transfer, of any assets or other business enterprise or operation outside of the Ordinary Course of Business;

(g)entered into or breached, canceled or terminated any Contract, or made any material modifications thereto, outside of the Ordinary Course of Business;

(h)caused or permitted any Lien to be placed on any of the assets of the Company, other than Permitted Liens;

(i)granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(j)made any capital expenditures outside of the Ordinary Course of Business consistent with past practice;

(k)adopted any amendments to the Governing Documents of the Company;

(l)experienced any material taking, damage, destruction or loss of assets;

(m)incurred any indebtedness, guaranteed any indebtedness of any other Person or made any loans or capital contributions to, or investments in, any other Person;

(n)entered into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company;

(o)waived or released any material right of the Company or its assets, or settled or committed to settle any action, dispute or proceeding concerning the Company or its assets;

(p)entered into a new line of business or abandoned or discontinued any existing lines of business;

(q)made, changed or rescinded any Tax election, amended any Tax Return or took any position on any Tax Return, took any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any post-Closing Tax period; or

(r)agreed to or entered into any Contract, commitment or arrangement to do any of the foregoing.

5.7.Litigation and Judgments.  Except as set forth on Schedule 5.7, in the three years preceding the Closing Date, there has not been (a) any claim, action, suit, demand, arbitration, inquiry, audit, notice of violation, litigation, subpoena, investigation or proceeding instituted by any third party or any Governmental Authority pending or, to the Knowledge of the Selling Members, threatened, against the Company (or against any Selling Member relating to the Company), or (b) any judgment, decree, injunction, ruling, assessment or order of any Governmental Authority outstanding against the Company.  To the Knowledge of the Selling Members, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such claim, action, suit, demand, arbitration, inquiry, audit, notice of violation, litigation, subpoena, investigation or proceeding.

5.8.Employee Benefits.

(a)Schedule 5.8 sets forth a true and complete list of all the following:  (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, pursuant to which the Company has any liability in respect of its current or former employees, agents, directors or independent contractors, or any beneficiaries or dependents of any such persons (each, an “Employee Plan”); and (ii) each other plan, program, policy, Contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, vacation, paid time off, fringe benefit, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former employees, agents, directors or independent contractors or any beneficiaries or dependents of such person (other than directors’, managers’ and officers’ liability policies), whether or not reduced to writing, whether or not insured or funded, pursuant to which the Company or any of its Affiliates has a liability or which constitute an employment or severance agreement or arrangement with any officer or director of the Company or any ERISA Affiliate (each, a “Benefit Arrangement”).

(b)Each Employee Plan and Benefit Arrangement has been established, operated and maintained in accordance with its terms and in material compliance with all applicable Laws and the rules and regulations thereunder, including, but not limited to, ERISA and the Code.  Neither the Company, nor its ERISA Affiliates, nor any of its current or former directors, managers, officers or employees have engaged, either directly or indirectly, in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to an Employee Plan maintained by the Company or any ERISA Affiliate and neither the Company, its ERISA Affiliates, nor any of its current or former directors, managers, officers or employees have liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Plan.  All contributions and other payments required to be made, for any period through the Closing Date, to the Employee Plans and Benefit Arrangements (or to any person pursuant to the provisions thereof) have been made or paid in a timely fashion, or, to the extent not required to be made or paid on or before the Closing Date, have been reflected in the Company Financial Statements in accordance with GAAP.

(c)All required reports and descriptions have been timely filed or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Plan.  The requirements of Section 601 et seq. of ERISA or similar state Law (“COBRA”) have been met in all material respects with respect to each Employee Plan (or plan maintained by an ERISA Affiliate) that is subject to COBRA.

(d)Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) is the subject of a current, favorable IRS determination, opinion or advisory letter, and the Company and its Affiliates are not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Plan.

(e)Neither the Company, nor its Affiliates, nor any ERISA Affiliate has ever had any obligation to contribute to, or has ever had any liability under or with respect to, an employee benefit plan as defined in Section 3(3) of ERISA that is a “defined benefit plan” as defined in ERISA Section 3(35) and no asset of the Company or any ERISA Affiliate is subject to a Lien under ERISA or the Code.

(f)Neither the Company, nor its Affiliates, nor any ERISA Affiliate has ever had any obligation to contribute to, or has ever had any liability under or with respect to, an “employee benefit plan” as defined in ERISA Section 3(3) that is a “multiemployer plan” as that term is defined in Section 3(37) of ERISA or a “multiple employer plan” described in Section 4063(a) of ERISA.

(g)The Company has never had any obligation to contribute to, and has never had any liability under or with respect to, an employee welfare benefit plan as defined in ERISA Section 3(1) providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Company or its Affiliates other than in accordance with the continuation coverage requirements of COBRA.

(h)There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Selling Members, threatened with respect to the Company, its officers, managers, directors or employees with respect to any Employee Plan or Benefit Arrangement.

(i)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)With respect to each Employee Plan, the Company has provided or made available to Buyer true, correct and complete copies, where applicable, of (i) the current plan document, (ii) the most recent annual report on Form 5500 (if any), (iii) the most recent actuarial report, (iv) the most recent summary plan description (if any), (v) the most recent Internal Revenue Service determination, opinion or advisory letter (if any), and (vi) all related trust agreements, insurance Contracts, and other funding arrangements.

(k)There is no Contract, or other arrangement, whether or not a Benefit Arrangement (collectively a “Nonqualified Plan”), to which the Company or any of its ERISA Affiliates is a party that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.  Each Nonqualified Plan has been maintained in compliance, both in form and operation, with Section 409A of the Code and no amounts under any such Nonqualified Plan are, have been or are required to be subject to the interest and additional Tax set forth under Section 409A of the Code.  Neither the Company nor any of its ERISA Affiliates has an obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A of the Code.

(l)All Benefit Arrangements that are group health plans have been operated and administered in compliance with the Patient Protection and Affordable Care Act, and applicable regulations and guidance thereunder.  Nothing has occurred with respect to any Benefit Arrangement that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing, Buyer or any of its Affiliates, to a Tax or penalty under Sections 4980B, 4980D or 4980H of the Code.

5.9.Labor Matters.

(a)Schedule 5.9 sets forth a correct and complete list of each current employee of the Company and such employee’s name, title, position, hire date, salary or wage rate, target bonus amount and work location.  In addition, Schedule 5.9 sets forth a list of any employee or former employee of the Company who, in the 90 days preceding the Closing Date, has been laid off or whose employment has otherwise ended, or whose hours have been reduced by the Company by more than 25% compared to the average hours worked by such employee or former employee during the six months prior to the diminution of hours.

(b)The Company is not a party to any collective bargaining agreement and there are no labor strikes, work stoppages, claims of unfair labor practices, or other labor troubles, other than routine grievance matters, now pending, or, to the Knowledge of the Selling Members, threatened, against the Company, and none of the employees of the Company is represented by a collective bargaining agent.  There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Selling Members, threatened by or with respect to any employees of the Company.  No organizational effort is presently being made or, to the Knowledge of the Selling Members, is threatened to be made, by or on behalf of any labor union with respect to employees of the Company.  The Company is, and at all times during the last five years preceding the Closing Date has been, in compliance with all applicable Laws pertaining to labor, employment, affirmative action, veterans, non-discrimination, child labor, immigration, employee documentation, status, wage-hour, wage statements, equal employment opportunity, immigration, collective bargaining, drug or alcohol testing, meal and rest periods, provision of correct wage statements, and overtime compensation.  Schedule 5.9 lists all Contracts concerning employment that the Company has with any of its employees concerning severance, post-retirement pay or benefits (other than pursuant to an Employee Plan or Benefit Arrangement disclosed in this Agreement), confidentiality, non-competition or non-solicitation of employees.

5.10.Intellectual Property.

(a)The conduct of the Business as currently and formerly conducted (including computer software used, and products produced by the Company) has not infringed upon or violated any Intellectual Property rights of any third party.  Schedule 5.10 lists all registered and unregistered trademarks, service marks, trade names, copyrights, applications to register any of the foregoing, patents, patent applications and internet domain names of the Company and all license agreements to which the Company is a party (including both licenses from third parties to the Company of Intellectual Property owned or used by such third parties and licenses from the Company to third parties of Intellectual Property owned or used by the Company) material to the conduct of the Business.  Neither the Company nor, to the Knowledge of the Selling Members, any other party thereto, is in breach of or in default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such license agreements to which the Company is a party.

(b)The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business or the Company’s operations as currently conducted.

(c)The Company’s rights in its Intellectual Property are valid, subsisting and enforceable.  The Company has taken all reasonable steps to maintain its rights in its Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in its Intellectual Property, including requiring all Persons having access thereto to execute non-disclosure agreements.

5.11.Title to Assets; Liens; Personal Property Leases.  Except as set forth on Schedule 5.11, the Company has good and marketable title to all of its inventory, accounts receivable, property and equipment, fixed assets, leasehold improvements and other assets and such assets are free and clear of all Liens other than Permitted Liens.  The Company has valid and enforceable first priority leases for the personal property purported to be leased by it (the “Personal Property Leases”).  Schedule 5.11 lists all property and equipment, fixed assets, leasehold improvements and other tangible assets owned by the Company as of September 30, 2016, all of which shall continue to be owned by the Company as of the Closing Date, except for the disposition of any tangible asset (other than inventory) or any fixed assets that have, in any case, an initial carrying value of less than $2,000 or aggregate carrying value of less than $10,000.

5.12.Environmental Compliance.

(a)Except as disclosed in Schedule 5.12, the Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 5.12) necessary for the ownership, lease, operation or use of the Business or assets of the Company and all such Environmental Permits are in full force and effect, and neither the Selling Members nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or assets of the Company as currently carried out.  With respect to any such Environmental Permits, the Selling Members or the Company has undertaken all measures reasonably necessary to facilitate transferability of the same (if such Environmental Permits are transferable and transfer is required), and neither the Company nor any of the Selling Members have received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)No real property currently or formerly owned, operated or leased by the Company is listed on or, to the Knowledge of the Selling Members, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials by the Company in contravention of Environmental Law with respect to the Business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any of the Selling Members has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business of the Company (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Selling Members or the Company.

(e) Except as set forth in Schedule 5.12, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)There are no off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Company and any predecessors with respect to which the Company or the Selling Members have received an Environmental Notice.

(g)Neither the Selling Members nor the Company has retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

(h)The Selling Members have provided or otherwise made available to Buyer and listed in Schedule 5.12: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Selling Members or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)Neither the Selling Members nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or assets of the Company as currently carried out.

(j)This Section 5.12 contains the sole representations and warranties with regard to any matter addressed in this Section.

5.13.Contracts.  Schedule 5.8 and Schedule 5.13 contain an accurate and complete listing of all written Contracts and all material terms of any oral agreement to which the Company is a party as of the Closing Date that: (a) are customer Contracts; (b) are Personal Property Leases; (c) are operating or capital leases; (d) involve payments to or by the Company of $25,000 or more in any calendar year; (e) contain non-competition or non-solicitation restrictions on the Company in any respect; (f) contain a preferential pricing arrangement (e.g., a “most-favored-nation” arrangement) or a fixed pricing arrangement; (g) are employment agreements, collective bargaining agreements, consulting agreements or any other agreement concerning the provision of labor to the Company; (h) relates to the borrowing of money or Indebtedness or any guarantee of Indebtedness; (i) relates to the sale or purchase of material assets; (j) is a Tax sharing agreement; (k) relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); or (l) is material to the Company and not previously disclosed in Schedule 5.8 or Schedule 5.13.  The Selling Members have provided to Buyer true, correct and complete copies of all such Contracts.  Each such Contract is valid, binding, enforceable and in full force and effect and, except where such breach or default would not be reasonably expected to have a Material Adverse Effect: (w) no party thereto (including the Company) has breached or is in default thereunder or has provided or received any notice of an intention to terminate; (x) to the Knowledge of the Selling Members and except as set forth on Schedule 5.3, no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default; (y) no claim of default thereunder has been asserted in writing or, to the Knowledge of the Selling Members, asserted verbally or threatened; and (z) to the Knowledge of the Selling Members, no party thereto is seeking the renegotiation thereof or substitute performance thereunder.  No notice, request or demand to provide indemnification has been received and, to the Knowledge of the Selling Members, no events have occurred that could give rise to any notice, request or demand for indemnification under any Contract.

5.14.Indebtedness and Undisclosed Liabilities .  Schedule 5.14 sets forth a true and complete list of all loan agreements, instruments, notes, bonds, guarantees, lines and letters of credit, mortgages, security agreements, pledges and other agreements and commitments relating to Indebtedness to which the Company is a party or by which the Company or any of its assets are bound or affected.  The Company does not have any material Liabilities that are required pursuant to GAAP (applied on a basis consistent with past practices) to be reflected on a balance sheet, except (a) as reflected or expressly reserved against in the balance sheet contained in the Applicable Financial Statements and (b) for Liabilities incurred in the Ordinary Course of Business and consistent with past practice since the Applicable Balance Sheet Date.

5.15.Compliance with Laws; Permits.  The Company is, and in the five years preceding the Closing Date has been, in compliance in all material respects with all Laws applicable to the Company, the Business or the Company’s assets or operations.  Schedule 5.15 contains a list of all licenses, franchises, permits and other authorizations of any Governmental Authority held by the Company.  The Company is in compliance in all material respects with the terms of such licenses, franchises, permits and other authorizations.  The Business, as currently conducted by the Company, does not require any other material license, franchise, permit or other governmental authorization from any Governmental Authority.  All such licenses, franchises, permits and governmental authorizations are, and immediately following the Closing will remain, in full force and effect notwithstanding the change in ownership of the Company, and no Governmental Authority has indicated that it intends to cancel or materially modify the provisions of any such license, franchise, permit or other governmental authorization.

5.16.Leased Real Property.  The Company does not own, and since its inception has not owned, any real property.  The Company holds a valid and existing lease as prime lessee to the parcel of real property currently used by the Company (the “Leased Real Property”), as follows: Lease Agreement dated as of February 1, 2013, by and between Jahan Realty Limited Partnership, a North Carolina general partnership and the Company, for a one-story office building with 4,950 square feet of space and a manufacturing building with 100,000 square feet of space located at 1824 and 1826 (north section) Boone Trail Rd., Sanford, NC 27330, respectively (the “Real Estate Lease”).  A true, correct and complete copy of the Real Estate Lease has been provided to Buyer.  No other real property has been leased or subleased by the Company at any time during the three years preceding the Closing Date.  The Leased Real Property has been maintained by the Company in material compliance with the terms and conditions of the Real Estate Lease.  The Company has not received any written notice of any assessment, condemnation or material damage to the Leased Real Property, or any written notice from any third party or Governmental Authority of any violation of or non-compliance of the Leased Real Property with any Law.  To the Knowledge of the Selling Members (y) the Leased Real Property and all improvements are in good condition and repair in all material respects, and (z) the Leased Real Property has access to all utilities (i.e., water, gas, etc.) necessary for current operations and all such utilities are operational in all material respects.

5.17.Warranties.  Schedule 5.17 sets forth (a) a description of the express or implied warranties, written or oral, if any with respect to the services of, or the provision of goods by, the Company; (b) a description of each outstanding warranty claim that has been made (and not satisfied) by any of the Company’s customers with respect to products or services provided to such customer by the Company prior to the Closing Date; and (c) the status of any work performed by the Company to satisfy any such claims.  The Selling Members have no Knowledge of any specific facts that would reasonably be expected to give rise to any such warranty liabilities in the future.  All warranties of the

Company with respect to the products and services of the Business are set forth on Schedule 5.17 and the Company has made no oral warranties.

5.18.Customers and Suppliers.  Set forth on Schedule 5.18 is a true and complete list of the top 10 customers and suppliers of the Company during the 24 month period ended December 31, 2016.  Subject to that certain letter dated September 27, 2016 to the Company from GE Power regarding potential rebates, price adjustments and other modifications to pricing terms, none of such customers has indicted that it will expect or require a price reduction from the prices charged by the Company to such customers and none of such suppliers has indicated that it will expect or require a material price increase in the price paid by the Company to such supplier.  None of such customers or suppliers has indicated that it intends to cease doing business with the Company or to materially reduce the volume of its products provided to or requested from the Company, and the Company has not entered into any agreement or arrangement, whether written or oral, with (i) any such customer to reduce the prices charged by the Company or materially reduce the volume of products provided to such customer, or (ii) any such supplier to materially increase the prices paid by the Company to, or to require the Company to commit to any certain volume requirement with respect to its purchases from, such supplier.

5.19.Insurance.  Set forth on Schedule 5.19 is a list of all binders, policies of insurance, self-insurance programs or fidelity, performance or other surety bonds (“Insurance”) maintained by the Company or under which the Company is a named insured, and Schedule 5.19 includes a description of the material facts concerning all pending claims thereunder (except for claims for benefits under insured Benefit Arrangements).  All such Insurance is in full force and effect, and all premiums due and owing on such Insurance policies have been paid.  There are no pending claims as to which any insurer has denied liability.  All such Insurance is of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

5.20.Related Party Transactions.  For purposes of this Agreement, the term “Related Party” shall mean (a) any Affiliate of the Company, (b) any member, director, manager, officer or management-level employee of the Company, or (c) any member of the immediate family or any spouse of any Person listed in clause (a) or (b).  Except as set forth on Schedule 5.20, the Company has no Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any Related Party.  Except as set forth on Schedule 5.20, no Related Party is a director, manager, officer or employee of, or has any direct or indirect financial interest in, any Person which is a supplier or customer of products or services of the Company.  Except as set forth on Schedule 5.20, no Related Party has any financial interest, directly or indirectly, in whole or in part, in any tangible or intangible property that the Company uses in the conduct of the Business.

5.21.Accounts Receivable.  The accounts receivable of the Company reflected on the Company Financial Statements (except to the extent of the allowance for doubtful accounts reflected on the Applicable Financial Statements): (a) represent monies due as a result of transactions in the Ordinary Course of Business, including amounts attributable to goods sold and delivered or services rendered; (b) are not subject to refunds or other valid adjustments or to any valid defenses or rights of set-off enforceable by third parties on or affecting any thereof, except as reflected on the Applicable Financial Statements; and (c) are fully collectible within 100 days after the Closing Date, subject to the allowance for doubtful accounts reflected on the Applicable Financial Statements.

5.22.Bank and Brokerage Accounts.  Schedule 5.22 sets forth a true and complete list of all bank, brokerage and other depositary accounts maintained by the Company including without limitation safety deposit boxes and currency hedging accounts, and a list of all individuals authorized to act on behalf of the account holder with respect thereto.

5.23.Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

5.24.Inventory.  All inventory of the Company, whether or not reflected in the Applicable Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.  Except as set forth on Schedule 5.24, all such inventory is owned by the Company free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

5.25.Books and Records.  The minute books and ownership record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.  At the Closing, all of those books and records will be in the possession of the Company.

5.26.FCPA; Data Privacy.

(a)Neither the Company nor, to the Knowledge of the Selling Members, any director, manager, officer, agent, employee or affiliate or any other Person acting on behalf of the Company has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (iii) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and the Company has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption Laws and with the representations and warranties contained herein.

(b)The Company has complied with all Laws, as well as its own rules, policies and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company. The Company has not received any complaint regarding the Company’s collection, use or disclosure of personal information. No breach, security incident or violation of any data security rule, policy or procedure in relation to the Company’s data has occurred or is threatened, and there has been no unauthorized or illegal processing of any of the Company’s data.  No circumstance has arisen in which applicable Law would require the Company to notify a Governmental Authority of a data security breach.

5.27.Brokers and Finders.  Except for Generational Capital Markets, Inc., neither the Company nor any of the Selling Members has employed any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or any other sale of the Company.  The Selling Members (and not Buyer) will be solely responsible for all fees, costs and expenses of any broker, finder or investment banker retained by the Company or the Selling Members in connection with the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Selling Members as follows:

6.1.Organization; Good Standing.  Buyer is a corporation duly organized and validly existing under the Laws of Delaware, its jurisdiction of organization.  Buyer has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out the provisions of this Agreement and to consummate the transactions contemplated by the Transaction Documents.

6.2.Due Authorization.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents, and the performance of its obligations under the Transaction Documents, have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer.

6.3.Authority; Enforceability.  Buyer has full corporate power and authority to purchase the Interests, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its other obligations under the Transaction Documents.  Assuming due execution and delivery thereof by the Selling Members or the Company as applicable, this Agreement and the other Transaction Documents to which Buyer is a party constitute and will constitute valid and binding obligations of Buyer, enforceable against it, in accordance with their respective terms and conditions, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at Law or in equity).

6.4.No Violation.

(a)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation or breach of the Governing Documents of Buyer.

(b)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which Buyer is subject; or (ii) conflict with, result in a breach or default of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, instrument, indenture or other arrangement to which Buyer is a party.

6.5.Consents.  The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement do not require notice to or the consent, authorization or approval of any third party (including but not limited to any Governmental Authority).

6.6.Brokers and Finders.  Buyer has not employed any broker, finder or investment banker in connection with the purchase of the Interests contemplated by this Agreement.

6.7.Securities Act.  Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Interests are being acquired by Buyer for investment purposes only and not with a view to any public distribution thereof.  Buyer will not offer to sell or otherwise dispose of the Interests acquired by it in violation of the Securities Act.

6.8.Reports.  Buyer has timely made all filings required to be made by it with the SEC since January 1, 2015 (such filings, the “Buyer SEC Filings”).  As of their respective dates, the Buyer SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be.  As of the Closing Date, no event or circumstance has occurred or information exists with respect to Buyer or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Buyer at or before the Closing Date but which has not been so publicly disclosed or announced.

6.9.Accuracy of Disclosures.  None of the representations and warranties in this Article VI contains any untrue statement of a material fact or omits to state any material fact required to be stated therein in order to make the statements contained in this Agreement, in light of the circumstances under which they are made, not misleading.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1.Commercially Reasonable Efforts.  From and after the Closing, the Selling Members and Buyer shall use their commercially reasonable efforts to (a) promptly make all filings and seek to obtain all orders, consents, approvals and authorizations required from any third party, Governmental Authority and/or under all applicable Laws with respect to the transactions contemplated by this Agreement and cooperate with each other with respect thereto, and (b) promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement as soon as practicable (including using commercially reasonable efforts to seek to remove promptly any injunction or other legal barrier that may prevent such consummation).

7.2.Publicity.  Except as otherwise required by Law or the rules of The Nasdaq Global Select Market, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties.  Notwithstanding the above, the Selling Members acknowledge that Buyer, as a public company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Buyer reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange, provided, however, that Buyer shall provide the Selling Members and their counsel a reasonable time to review and comment upon any such disclosure.

7.3.Indebtedness; Transaction Expenses.  On or before the Closing, (a) the Selling Members shall cause the Company to pay in full (i) all Indebtedness owed by the Company to any Related Party, and (ii) all Selling Member Transaction Expenses that have then been invoiced to the Company; and (b) all Related Parties shall repay to the Company in full all Indebtedness of such Related Parties to the Company, if any.  The Selling Members agree to pay all additional Selling Member Transaction Expenses that have been or shall have been incurred by the Selling Members that have not been invoiced as of the Closing Date.

7.4.Further Assurances.  From and after the Closing, the parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

ARTICLE VIII

COVENANTS OF THE SELLING MEMBERS

8.1.Covenant Not to Compete.  As an inducement for Buyer to enter into this Agreement, during the Non-Compete Period applicable to each Selling Member, each of the Selling Members will not, directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, or assist any other Person to do any of the foregoing (including, without limitation, Emerald Machine, Inc. and Emerald Machine, LLC), whether as an owner, partner, member, shareholder, officer, director, manager, employee, consultant or in any other capacity, whether or not for consideration, or acquire, own any interest in, or otherwise have any direct or indirect financial interest in, a business or enterprise (a “Seller Restricted Business”), that is competitive with the Business in the Territory or that provides or markets in the Territory any service or product of a type that is the same as, similar to, or an alternative to, any product or service provided or marketed by the Business.  Notwithstanding anything to the contrary in this Agreement, each of the Selling Members may own a passive investment of up to five percent of the issued and outstanding capital stock of a publicly held entity carrying on a Seller Restricted Business, so long as such Selling Member does not participate in the operation, direction, management or control of the Seller Restricted Business.

8.2.Covenant Not to Solicit Employees and Customers.  As a further inducement for Buyer to enter into this Agreement, during the Non-Compete Period applicable to each Selling Member, each of the Selling Members will not, directly or indirectly, for himself or herself or on behalf of any other Person (a) induce or attempt to induce any Restricted Person to terminate such Restricted Person’s relationship with the Company, (b) interfere with or disrupt the Company’s relationship with any Restricted Person, (c) solicit, entice, hire, cause to hire, or take away any Restricted Person employed by the Company, or (d) assist any other Person in connection with any action described in any of the foregoing clauses (a) through (c).  For purposes of this Section 8.2, a “Restricted Person” is any Person: (i) who was an employee, contractor, consultant, supplier or vendor performing services for the Company as of the open of business on the Closing Date, (ii) who was a business party, client or customer of the Company or its Affiliates as of the open of business on the Closing Date; or (iii) (A) who the Company has spent time and resources courting or developing as a potential user of the Company’s products or services or (B) who has entered into specific discussions with the Company regarding the Company potentially providing its services or products to the Person, in each case of Section 8.2(iii)(A) or (B), as evidenced by internal Company documents and records (including e-mail).  Notwithstanding the foregoing, nothing in this Agreement will prohibit any of the Selling Members from (x) making general solicitation advertisements that are not targeted at the Restricted Persons, (y) soliciting the employment or engagement of any Restricted Person who is not at the time of such solicitation, and who has not within the 12 months prior to such time been, employed by the Company or (z) soliciting the employment or engagement of any Restricted Person whose employment or engagement was involuntarily terminated by the Company prior to such solicitation.

8.3.Confidential Information .  Each Selling Member hereby covenants and agrees that, from and after the Closing Date, he or she will not for any reason, directly or indirectly, use, permit the use of, or disclose or reveal, any Confidential Information concerning the Company, Buyer or the Business to anyone except authorized personnel of the Company, Buyer and their Affiliates.  Notwithstanding the foregoing, the obligation of non-disclosure of Confidential Information shall not apply with respect to information that is required to be disclosed by applicable Law, court order, subpoena or other compulsory process, provided that, to the extent permitted by Law, such Selling Members shall promptly notify the Company of such an impending disclosure in order to afford the Company an opportunity to seek an appropriate protective order or other means of ensuring the continued confidentiality of the disclosed information.

8.4.Acknowledgments.  The Selling Members understand and acknowledge that Buyer intends for the Company, after the Closing, to conduct the Business in the Territory and that the agreements in this Article VIII are a material inducement for Buyer to enter into this Agreement.  The Selling Members have obtained specialized knowledge as a result of their ownership of equity interests in the Company, and will acquire in connection with their employment by or other relationship with Buyer or an Affiliate following the Closing, Confidential Information of Buyer, and acknowledge that the agreements stated in this Article VIII are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Buyer and that any violation or breach of this Article VIII will result in substantial and irreparable harm to Buyer for which no adequate remedy would exist at Law.  Accordingly, regardless of any other provision contained in this Agreement, Buyer will be entitled to seek injunctive and other equitable relief restraining such violation or breach without the necessity of proving actual damage or posting a bond.

8.5.Modification.  If a court of competent jurisdiction holds that any provision of this Article VIII is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or geographic area of the provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed; provided, that such modification will apply only to the extent that it affects the jurisdiction under the Laws of which the original term or condition have been held to be invalid or unenforceable, and the original term or condition will otherwise continue in full force and effect.

8.6.Securities Matters.

(a)Each Selling Member acknowledges and agrees that the issuance of shares of Buyer Common Stock pursuant to this Agreement, if any, may not be registered under the Securities Act, and that the Buyer Common Stock, if any, will be issued to the Selling Members in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities Laws.  To the extent that Buyer issues to the Selling Members shares of Buyer Common Stock in satisfaction of a portion of any Earn-Out Payment, as soon as practicable, but in no event more than 30 days, after such issuance, Buyer will prepare and file with the SEC a registration statement on Form S-3 (or, if Form S-3 is not then available to Buyer, on such form of registration statement that is then available to effect such registration) for the purpose of registering under the Securities Act all of the Buyer Common Stock issued to the Selling Members hereunder for resale by, and for the account of, the Selling Members as selling stockholders thereunder (the “Registration Statement”).  The Registration Statement shall permit the Selling Members to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the shares of Buyer Common Stock acquired from Buyer hereunder.

Such Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder, such indeterminate number of additional shares of Buyer Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the shares of Buyer Common Stock issued hereunder.  Buyer agrees to use best efforts to cause the Registration Statement to become effective as soon as practicable after filing. Buyer shall be required to keep the Registration Statement effective until such date that is the earlier of (i) the date when all of the registrable shares registered thereunder shall have been sold or (ii) such time as all the registrable shares can be sold pursuant to Rule 144 under the Securities Act and without compliance with the registration requirements of the Securities Act. Thereafter, Buyer shall be entitled to withdraw the Registration Statement.  In connection with a private placement transaction effected as contemplated above, each Selling Member hereby represents and warrants as follows:

(i)Each of the Selling Members is acquiring the shares of Buyer Common Stock pursuant to this Agreement for such Selling Member’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof.  Each Selling Member has no present intention of distributing any portion of the shares of Buyer Common Stock (or any interest therein).

(ii)Each of the Selling Members has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Buyer Common Stock and protecting its own interests in connection with such investment.  Each Selling Member has reviewed Buyer’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of Buyer filed with the SEC since the date of such Annual Report on Form 10-K.

(iii)Assuming the truth and accuracy of Buyer’s representations and warrants set forth in Article VI, each of the Selling Members is sufficiently aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable investment decision with respect to acquiring Buyer Common Stock pursuant to this Agreement.

(iv)Each Selling Member is not acquiring the Buyer Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(v)With respect to the Tax and other economic considerations involved in acquiring the Buyer Common Stock, none of the Selling Members is relying on Buyer, and each Selling Member has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, Tax, accounting and financial advisors the implications of acquiring the Buyer Common Stock for its particular, legal, Tax, accounting and financial situation.

(vi)Each Selling Member acknowledges that the shares of Buyer Common Stock so issued pursuant to this Agreement will be “restricted securities” under federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from registration is available.  The shares of Buyer Common Stock are expected to be eligible for sale following a six-month holding period pursuant to Rule 144 under the Securities Act.

(vii)Each Selling Member is familiar with Rule 144 under the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(viii)Each Selling Member acknowledges that Buyer makes no representation or warranty as to the number of shares or the share price with respect to any Buyer Common Stock to be paid in satisfaction of a portion of any Earn-Out Payment, if any.

(b)The certificates or book entries on the books of Buyer or its agent representing shares of the Buyer Common Stock issued to the Selling Members hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

In order to prevent any transfer from taking place in violation of this Agreement, Buyer may cause a stop transfer order to be placed with its transfer agent with respect to the Buyer Common Stock issued to the Selling Members hereunder, if any.  Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable Law.

ARTICLE IX

INDEMNIFICATION AND SURVIVAL

9.1.Indemnification by the Selling Members.  Subject to the terms and conditions of this Article IX, from and after the Closing, the Selling Members, jointly and severally, agree to indemnify, defend and hold Buyer and the Company, and the shareholders, officers, directors, managers, members and employees of each of them (the “Buyer Indemnitees”), harmless from and against any and all Losses incurred by any of them to the extent such Losses are based upon, arise out of or are related to (a) a breach of any representation or warranty of any Selling Member set forth in (or provided pursuant to) this Agreement or any other Transaction Document; (b) any failure to perform or comply with any of the covenants, conditions or agreements of any Selling Member set forth in this Agreement or any other Transaction Document; (c) any Third-Party Claim asserted prior to the Closing Date incident to, or arising in connection with, the existence or operation of the Company prior to the Closing Date; (d) Indebtedness of the Company not paid in full as of the Closing Date that arose prior to the Closing and that is not fully reflected as a current liability on its books and records as of the Closing and taken into account in the computation of the Working Capital Adjustment; (e) all Taxes of the Company or relating to the Business for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the day immediately preceding the Closing Date; and (f) Selling Member Transaction Expenses that are not paid as of the Closing or reflected as a liability in the Closing Working Capital Statement.

9.2.Indemnification by Buyer.  Subject to the terms and conditions of this Article IX, from and after the Closing, Buyer agrees to indemnify, defend and hold each Selling Member harmless from and against any and all Losses incurred by such Selling Member to the extent such Losses are based on, arise out of or are related to (a) a breach of any representation or warranty of Buyer set forth in (or provided pursuant to) this Agreement or any other Transaction Document; or (b) any failure to perform or comply with any of the covenants, conditions or agreements of Buyer set forth in this Agreement or any other Transaction Document.

9.3.Survival of Indemnification.  An Indemnitor’s obligation to pay Losses shall survive the Closing Date as follows:

(a)In the case of a claim based upon the inaccuracy or breach of a representation or warranty contained in Section 5.4 (Taxes), Section 5.8 (Employee Benefits), Section 5.27 (Brokers and Finders), or Section 6.6 (Brokers and Finders), the claim shall survive for a period of 60 days after the expiration of the applicable statute of limitations.

(b)In the case of a claim based upon the inaccuracy or breach of a representation or warranty contained in Section 4.1 (Authorization of Transaction), Section 4.2 (Non-Contravention), Section 4.4 (Title to Interests; Member Agreements), Section 5.1 (Organization; Validly Existing), Section 5.2 (Ownership Interests and Subsidiaries), Section 5.20 (Related Party Transactions), Section 6.1 (Organization; Good Standing), or Section 6.2 (Due Authorization), the claim shall survive indefinitely.

(c)In the case of a claim based upon the inaccuracy or breach of a representation or warranty contained in Section 5.12 (Environmental Compliance), the claim shall survive for a period of five (5) years following the Closing Date.

(d)General Representations and Warranties Survival.  In the case of a claim based upon the inaccuracy or breach of all other representations or warranties, other than those described in

Section 9.3(a), Section 9.3(b) or Section 9.3(c), the claim shall survive for eighteen (18) months following the Closing Date.

(e)Covenants Survival.  Except as noted in Section 9.3(a),  (b),  (c), and (d) all covenants and agreements of the parties, and any other claim for indemnification pursuant to Section 9.1 or 9.2 shall survive indefinitely.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party or parties entitled to indemnification (an “Indemnitee”) to the indemnifying party (“Indemnitor”) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.4.Certain Limitations. The indemnification provided for in Section 9.1 and Section 9.2 shall be subject to the following limitations:

(a)The Selling Members shall not be liable to the Buyer Indemnitees for indemnification under Section 9.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.1(a) exceeds $100,000, in which event the Buyer Indemnitees shall be entitled to indemnification under Section 9.1(a) from the first dollar.  The aggregate amount of all Losses for which the Selling Members shall be liable pursuant to Section 9.1(a) shall not exceed $2,500,000.

(b)Notwithstanding the foregoing, however, the limitations set forth in Section 9.4(a) shall not apply to Losses based upon, arising out of, or with respect to or by reason of any inaccuracy or breach of any Selling Member Carved-Out Liabilities.

(c)Nothing in this Article IX (including the provisions of this Section 9.4) or otherwise shall limit, in any manner, any remedy at Law or in equity, to which any party may be entitled as a result of fraud by any Indemnitor or its employees, officers, managers or directors.

(d)For purposes of this Article IX, any inaccuracy or breach of any representation or warranty shall be determined without regard to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)Notwithstanding anything to the contrary herein, with respect to (i) a breach or non-fulfillment of any representation, warranty, covenant, agreement or obligation by a Selling Member with respect to the provisions of Article IV or Article VIII, or (ii) any fraud committed by a Selling Member, each Selling Member shall be severally and not jointly liable.

(f)All Losses recoverable by any Buyer Indemnitee will be calculated net of any proceeds such Buyer Indemnitee actually recovers under any available insurance with respect to such Losses, in each case net of all costs of recovery (including any increased costs of insurance, retroactive or prospective premium adjustments, chargebacks related to such insurance claim and any loss or reduction in coverage as a result of such insurance claim).  Buyer agrees to use commercially reasonable efforts to recover such amounts under available insurance, provided that nothing in this

Agreement shall (i) require any Buyer Indemnitee to continue or maintain in effect any insurance policy or (ii) prevent or delay any Buyer Indemnitee from obtaining any indemnification hereunder prior to recovery of any insurance proceeds or any other payment in respect of such Losses. Each Buyer Indemnitee shall use its commercially reasonable efforts to mitigate any Losses for which it seeks to be indemnified pursuant to this Article IX upon and after becoming aware of any event or circumstance that would reasonably be expected to give rise to any Losses.

9.5.Indemnification Procedure for Third-Party Claims.

(a)In the event that subsequent to the Closing Date any Indemnitee asserts a claim for Losses on account of or in connection with any claim or the commencement of any action or proceeding against such Indemnitee (or if the Indemnitee is Buyer, against the Company) by any Person who is not a party to this Agreement (including any Governmental Authority) (a “Third-Party Claim”), the Indemnitee shall promptly give written notice thereof together with a summary in reasonable detail of any available information regarding such claim (the “Notice of Claim”) to the Indemnitor promptly after learning of such Third-Party Claim.  Failure by an Indemnitee to provide notice on a timely basis of a Third-Party Claim shall not relieve the Indemnitor of its obligations under this Agreement, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure.  The Indemnitor shall have the right, upon written notice to the Indemnitee (the “Defense Notice”) within 15 days of its receipt of the Notice of Claim, to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnitee; provided, however, that the Indemnitee shall have the right to approve the defense counsel representing the Indemnitee in such defense, which approval shall not be unreasonably conditioned, withheld or delayed, and in the event the Indemnitor and the Indemnitee cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnitor shall propose an alternate defense counsel, which shall be subject again to the Indemnitee’s approval, which approval shall not be unreasonably conditioned, withheld or delayed.

(b)In the event that the Indemnitor does not give the Defense Notice within the time and as prescribed by Section 9.5(a), then the Indemnitee shall have the right to conduct such defense in good faith with counsel of the Indemnitee’s choice, but the Indemnitee (or any insurance carrier defending such Third-Party Claim on the Indemnitee’s behalf) shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably conditioned, withheld or delayed.

(c)In the event that the Indemnitor does deliver a Defense Notice and elects to conduct the defense of such Third-Party Claim in accordance with Section 9.5(a), the Indemnitee will cooperate with and make available to the Indemnitor such assistance and materials as it may reasonably request, all at the expense of the Indemnitor.  Regardless of which party defends such Third-Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  Without the prior written consent of the Indemnitee, the Indemnitor (and any insurance carrier defending such Third-Party Claim on the Indemnitee’s behalf) will not enter into any settlement of any Third-Party Claim if such settlement requires anything other than payment of a financial obligation which would be paid in full by the Indemnitor.  Failure at any time of the Indemnitor to diligently defend a Third-Party Claim as required in this Agreement shall entitle the Indemnitee to assume the defense and settlement of such Third-Party Claim as if the Indemnitor had never elected to do so as provided in this Section 9.5.

(d)Any judgment entered or settlement agreed upon in the manner provided in this Agreement shall be binding upon the Indemnitor, and shall be conclusively deemed to be an obligation with respect to which the Indemnitee is entitled to prompt indemnification under this Agreement, subject to the limitations on indemnification in this Agreement and the Indemnitor’s right to appeal an appealable judgment.

9.6.Nature of Other Liabilities.  In the event any Indemnitee has a claim against any Indemnitor under this Agreement which does not involve a Third-Party Claim (a “Direct Claim”), the Indemnitee shall transmit to the Indemnitor a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, basis for the claim and the amount claimed.  The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall provide reasonable assistance with regard to the Indemnitor’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. Any investigation pursuant to this Section 9.6 shall be conducted in a manner as to not interfere unreasonably with the conduct of the business of Buyer or the Company.

If the Indemnitor rejects the claim, or if the Indemnitor does not notify the Indemnitee within 30 days from its receipt of the Indemnity Notice that the Indemnitor accepts such claim, the Indemnitee may then seek all remedies available pursuant to the provisions of this Agreement.

9.7.Earn-Out Payment Offset.  In addition to any other remedies at Law or in equity to which Buyer or the Company may be entitled in the event such party sustains Losses which are indemnifiable under Section 9.1, any Buyer Indemnitee shall be entitled, at its option and without prejudice to any other remedies available to Buyer, to offset an amount equal to its Losses (as determined pursuant to and subject to the limitations set forth in this Article IX) against any Earn-Out Payment due to the Selling Members by Buyer pursuant to the terms of this Agreement (whether payable in cash or Buyer Common Stock), with any remaining amount following such offset to be paid to the Selling Members.

ARTICLE X

TAX MATTERS

10.1.Tax Periods Ending on or Before the Closing Date

(a)The Selling Members, at their expense, shall be responsible for preparing, signing and filing all of the Company’s Tax Returns for any taxable period ending on or before the Closing Date, and with respect to any period that straddles the Closing Date, the portion of such period which ends on the Closing Date (collectively, the “Pre-Closing Tax Period”) to the extent Taxes attributable to or arising from Pre-Closing Tax Periods (“Pre-Closing Taxes”) are imposed by Law on a Selling Member or the Company, including, without limitation, any S corporation income Tax Returns relating to any Pre-Closing Tax Periods.  Subject to Section 10.4(d), the Selling Members shall also be responsible for paying or reimbursing Buyer for any Pre-Closing Taxes owing with respect to the Pre-Closing Tax Periods (whether or not such Pre-Closing Taxes are imposed on a Selling Member or the Company), including, without limitation, any Taxes whether imposed on a Selling Member or the Company by reason of any Section 338(h)(10) Election (including, without limitation, any Taxes imposed pursuant to Section 1374 of the Code) (the “BIG Tax Liability”), and any Taxes imposed on the Company or a Selling Member for that portion of any Straddle Period ending on the Closing Date, except to the extent treated as a deduction on the Closing Date Balance Sheet.  For this purpose, “Straddle Period” shall mean any taxable period beginning before the Closing Date and ending after the Closing Date.  All Tax Returns filed (or required to be filed) by the Selling Members and the Company with respect to Pre-Closing Tax Periods shall be prepared using accounting methods that were used in preparing the relevant Tax Returns for prior taxable periods and in a materially consistent manner with past Tax reporting.  The Selling Members, at their expense, shall be responsible for timely preparing and submitting to Buyer for review and filing all Tax Returns with respect to Pre-Closing Tax Periods that end on or before the Closing Date (other than any S corporation income Tax Returns for which Tax is imposed on the Selling Members in respect of which copies shall be submitted to Buyer for informational purposes only) no later than 30 days prior to the due date of each such Tax Return (taking into account any extensions of each applicable due date), and will permit Buyer to review, comment on and consent to each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer, provided, however, that if a Section 338(h)(10) Election is made, the Selling Members shall provide Buyer with detailed information concerning the computation of any BIG Tax Liability.  To the extent the Selling Members and Buyer are unable to agree with respect to any such allocation, such unresolved item(s) shall be submitted to the Independent Accountant for final determination in a manner consistent with Section 2.5 (including with respect to the payment of the Independent Accountant’s fees and expenses).

(b)Buyer shall file or cause to be filed when due all Tax Returns in respect of the Company for all Straddle Periods and shall pay or cause to be paid the Taxes shown to be due on any such Tax Returns relating to that portion of the Straddle Period beginning after the Closing Date (other than any S corporation income Tax Returns for which the Selling Members shall be solely liable for such Taxes required to be shown on such Returns); provided, however, that Buyer and the Company shall not be obliged to take any such action as is mentioned in this Section 10.1 in relation to any Tax Return that is not full, true and accurate in all material respects.  Buyer, at its expense, shall be responsible for timely preparing and submitting to the Selling Members for review and filing all Tax Returns with respect to Straddle Periods no later than 30 days prior to the due date of each such Tax Return (taking into account any extensions of each applicable due date), and will permit the Selling Members to review, comment on and consent to each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by the Selling Members.  To the extent the Selling Members and Buyer are unable to agree with respect to any such allocation, such unresolved item(s) shall be submitted to the Independent Accountant for final determination in a manner consistent with Section 2.5 (including with respect to the payment of the Independent Accountant’s fees and expenses).

(c)The Selling Members shall not without the prior written consent of Buyer transmit any communication (written or otherwise) to any Tax Authority or agree on any matter with any Tax Authority, other than matters in respect of income Taxes for Pre-Closing Tax Periods to the extent such Pre-Closing Taxes are imposed by law on the Selling Members over which the Selling Members shall have sole and complete authority and control.  Buyer shall not without the prior written consent of the Selling Members, which shall not be unreasonably conditioned, withheld or delayed, transmit any communication (written or otherwise) to any Tax Authority or agree on any matter with any Tax Authority with respect to Taxes for Pre-Closing Tax Periods (including filing amendments to any Tax Returns for Pre-Closing Tax Periods).  Any Tax refunds received by Buyer with respect to Taxes paid in any Pre-Closing Period shall be paid to the Selling Members in accordance with the percentages set forth in Recital A, net of any Taxes imposed on Buyer with respect thereto.  At the Closing, the Selling Members and/or the Company shall deliver to Buyer Tax clearance certificates or similar documents, to the extent available, from any jurisdictions as may be required to relieve Buyer from any Tax obligations to withhold all or a portion of the Total Purchase Price otherwise payable.

(d)As part of, or in addition to, the obligations of the Selling Members in this Section 10.1, the Selling Members, at their expense, shall prepare, sign and file all of the Company’s Tax Returns for all Pre-Closing Tax Periods whether referenced on Schedule 5.4 or not, and whether or not pursuant to any voluntary disclosure agreements (the “VDAs”) permitted to be entered into by any such jurisdictions with the Company.  The Selling Members shall also be responsible for paying directly to such jurisdictions or reimbursing Buyer for any Pre-Closing Taxes owing with respect to such Pre-Closing Tax Periods in respect of such jurisdictions (whether or not such Pre-Closing Taxes are imposed on a Selling Member or the Company), whether shown on any such Tax Returns, any VDAs or otherwise due; provided, however, that any payments required to be made by the Selling Members pursuant to this sentence shall be reduced by the amount of any such Pre-Closing Taxes fully taken into account as a subtraction in arriving at the Closing Working Capital under Section 2.3.  Buyer shall have the opportunity to review and comment on any such pre-Closing Tax Returns or VDAs intended to be filed by the Selling Members in respect of such jurisdictions no later than 15 days prior to the date for filing any such Tax Returns or submitting such VDAs to such jurisdictions, and the Selling Members shall provide Buyer with copies of any finally executed VDAs.  Nothing in this paragraph shall modify any of the obligations of the Selling Members with respect to Taxes pursuant to this Article X.

10.2.Cooperation on Tax Matters.  Buyer and the Selling Members shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  Buyer and the Selling Members further agree, upon request of the other party, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.3.Tax Convention.  If Buyer does not timely elect to make a Section 338(h)(10) Election, the Company’s final taxable period ending prior to the acquisition hereunder shall end on the close of business on the day preceding the Closing Date and the Company’s taxable year shall end on the close of business of such day preceding the Closing Date, all in accordance with Treasury Regulations Section 1.1502-76(b)(2) (and similar provisions under state law to the extent applicable) for all income Tax purposes.  Whenever it is necessary for purposes of the Closing, any payment or indemnification required under Article IX or this Article X, or any other provision of this Agreement to determine any liability for Taxes attributable to a period or any portion thereof ending with the Closing Date or any Straddle Period, and the Tax Return in respect of such Tax liability relates to a taxable year or period beginning on or before and ending after the Closing Date, the determination shall be made by treating the Closing Date as the end of a short taxable year of the Company and computing the Tax due with respect to such short taxable year.  In making this computation, exemptions, allowances or deductions calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as provided in the Code.  All real property and personal property Taxes that are past due or have been due upon any real property or personal property of the Company prior to the Closing Date shall be paid by the Selling Members, together with any penalty or interest thereon.  Current real property and personal property Taxes and special assessments and federal and state employment and unemployment Taxes shall be prorated and adjusted between the Selling Members, on the one hand, and Buyer, on the other hand, as of the Closing Date on a per diem basis.  If current Tax bills are unavailable at the Closing Date, the prior year’s Tax bills shall be used for proration purposes and when the current year’s Tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.  In the event of any conflict between this Section 10.3 and the indemnification procedures in Article IX, the provisions of this Section 10.3 shall control.

10.4.Optional Section 338(h)(10) Election.

(a)At Buyer’s option, the Selling Members and Buyer shall jointly make the election under Section 338(h)(10) of the Code in accordance with Treasury Regulations Section 1.338(h)(10)-1(c)(2) on IRS Form 8023 (and any corresponding election under state, local and non-U.S. Tax Law) with respect to the purchase and sale of the Interests (the “Section 338(h)(10) Election”).  If Buyer exercises its option to make a Section 338(h)(10) Election: (i) Buyer shall be required to notify the Selling Members in writing no later than 90 days after the Closing occurs; and (ii) the Selling Members and Buyer shall provide to the other all necessary information to permit the Section 338(h)(10) Election to be made and shall take all actions necessary and appropriate (including timely filing IRS Form 8023 and other such forms, returns, elections, schedules, attachments and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election.  Each party shall provide the other with copies of all filings made pursuant to the preceding sentence, the Selling Members shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law, and, subject to Section 10.4(d), the Selling Members shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (x) any BIG Tax Liability, (y) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (z) any state, local or non-U.S. Tax imposed on the Company’s gain, and the Selling Members shall indemnify Buyer against any adverse consequences arising out of any failure to pay any such Taxes.

(b)If Buyer exercises its option to make the Section 338(h)(10) Election, the provisions of this Section 10.4(b) shall apply.  The Selling Members and Buyer agree that the Closing Purchase Price and the liabilities of the Company shall be allocated among the assets of the Company for all Tax purposes in accordance with the allocation methodology attached hereto as Exhibit D (the “Allocation Methodology”).  A draft of the allocation schedule (the “Allocation Schedule”) for the Closing Purchase Price shall be prepared, in accordance with the Allocation Methodology, by Buyer and delivered to the Member Representative within 120 days following the Closing Date.  The Member Representative shall be entitled to review and comment on such draft Allocation Schedule within 30 days of receipt thereof.  Any Working Capital Adjustment or Earn-Out Payments shall be allocated among the assets of the Company for all Tax purposes in accordance with the Allocation Methodology.  To the extent the Member Representative and Buyer are unable to agree with respect to the Allocation Schedule, such unresolved item(s) shall be submitted to the Independent Accountant for final determination in a manner consistent with Section 2.5 (including with respect to the payment of the Independent Accountant’s fees and expenses).

(c)If Buyer exercises its option to make the Section 338(h)(10) Election, the provisions of this Section 10.4(c) shall apply.  No later than 60 days following the Closing, the Selling Members shall provide the necessary information to Buyer in connection with the preparation of IRS Form 8883, and any similar forms under state and local Law and any schedules or attachments in respect thereof which allocation forms shall be prepared consistently with the Allocation Methodology and the Allocation Schedule (the “Section 338 Allocation Forms”).  The Selling Members and Buyer shall timely file such executed Section 338 Allocation Forms.  The parties further agree that the Section 338 Allocation Forms will be subject to adjustment as a result of any adjustments to the Total

Purchase Price.  Buyer and the Selling Members shall jointly prepare any amended or supplemental Section 338 Allocation Forms or such other applicable forms required to be filed as a result of such adjustments, and the Selling Members and Buyer shall timely file such amended or supplemental forms.  Neither the Selling Members nor Buyer or their respective Affiliates shall take any position contrary to the Section 338 Allocation Forms and the allocation as agreed to by Buyer and the Selling Members, unless required to do so by applicable Law.

(d)If Buyer exercises its option to make the Section 338(h)(10) Election, the provisions of this Section 10.4(d) shall apply.  Within sixty (60) days following the finalization of the Allocation Schedule pursuant to Section 10.4(b), an additional payment shall be made to each Selling Member (each, an “Additional Payment” and together, the “Additional Payments”).  The “Additional Payment” for each Selling Member shall be an amount equal to (i) the amount of Taxes payable, at such Selling Member’s reasonably anticipated combined state and federal income Tax rate, with respect to the gain recognized by such Selling Member resulting from the sale of such Selling Member’s Interests (without taking into account the effect of any unrelated losses, offsets, deductions, credits or similar adjustments), less (ii) the amount of any such Taxes that would have been payable, at such Selling Member’s reasonably anticipated combined state and federal income Tax rate,  with respect to the gain recognized by such Selling Member resulting from the sale of such Selling Member’s Interests if Buyer had not made the 338(h)(10) Election (without taking into account the effect of any unrelated losses, offsets, deductions, credits or similar adjustments) (such amount determined pursuant to clauses (i) – (ii), the “Initial Gross-Up Amount”), plus (iii) the amount of any additional Taxes incurred by such Selling Member as a result of payment of the Initial Gross-Up Amount.  As a condition precedent to Buyer making an Additional Payment to a Selling Member, such Selling Member shall provide Buyer with a detailed written calculation of the amount, and any reasonably required documentation supporting such calculation (including, without limitation, any actual or pro forma Tax Returns), owed by Buyer to such Selling Member.  To the extent any Selling Member and Buyer are unable to agree upon the amount of such finally determined Additional Payment, such unresolved item(s) shall be submitted to the Independent Accountant for final determination consistent with Section 2.5 (including with respect to the payment of the Independent Accountant’s fees and expenses).  The Selling Members shall promptly notify Buyer in writing upon receipt by any Selling Member of notice of any pending or threatened federal Tax audits or examinations which might affect the Additional Payment for which Buyer may be liable pursuant to this Section 10.4(d) (any such audit, claim for refund or proceeding relating to any asserted Tax liability referred to herein as an “(h)(10) Contest”).  If such (h)(10) Contest results in an increase in the amount of the Additional Payment as previously paid by Buyer to the Selling Members, Buyer shall pay the Selling Members such excess together with any interest, penalties and reasonable out-of-pocket attorneys’ fees resulting from such (h)(10) Contest. If the Selling Member(s) gives notice to Buyer within 30 days after receipt of such (h)(10) Contest that it is electing to control such (h)(10) Contest, the Selling Member(s) shall have the right to represent itself and the Company’s interests in any (h)(10) Contest and to employ counsel reasonably selected by Buyer at its expenses, except that the Selling Member(s) may not resolve the (h)(10) Contest without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.  Buyer shall be entitled to participate in any such (h)(10) Contest.  If the Selling Member(s) does not elect to control an (h)(10) Contest, fails to notify Buyer properly as provided above of its election to contest an (h)(10) Contest, or fails to diligently prosecute the defense of an (h)(10) Contest, Buyer may pay, compromise and defend such (h)(10) Contest.  If Buyer does not timely exercise its option to make the Section 338(h)(10) Election, the provisions of  Section 10.4 shall have no effect, including Buyer’s obligation under this Section 10.4(d).

10.5.Tax Indemnification.  Except to the extent treated as a liability in the calculation of the Closing Working Capital, the Selling Members shall indemnify Buyer and hold it harmless from and against (a) any Loss attributable to any breach or inaccuracy in any representation or warranty made in Section 5.4; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article X; (c) all Taxes of the Company or relating to the Business for all Pre-Closing Tax Periods; (d) subject to Section 10.4(d), any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date; and (e) any losses to Buyer or its Affiliates resulting  from lost benefits of any Section 338(h)(10) Election solely as a result of a challenge to the Company’s S corporation  status by a Governmental Authority.   In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Selling Members shall, jointly and severally, reimburse Buyer for any Taxes that are the responsibility of the Selling Members pursuant to this Section 10.5 within ten Business Days after payment of such Taxes by Buyer or the Company.

10.6.Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) attributable to the purchase and sale of the Interests hereunder (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due; provided, however, that the Selling Members shall cooperate with Buyer to the extent necessary to qualify for any statutory or regulatory exemption that Buyer reasonably determines to be applicable under the circumstances.  Buyer shall, at Buyer’s expense, timely file any Tax Return or other document with respect to such Taxes or fees.

10.7.Tax Election Relating to Employees.  To the extent applicable in respect of any employees of the Company, Buyer and the Company agree to use the alternate procedure set forth in Internal Revenue Service Procedure 2004-53 with respect to wage reporting.

ARTICLE XI

MISCELLANEOUS

11.1.Notices, Etc.  All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise); or one business day after dispatch by reputable overnight courier for next business day delivery; or five days after being mailed by first-class mail, postage prepaid and return receipt requested; or upon transmission by electronic mail or other digital imaging method if an answerback is received confirming receipt; in each case to the applicable addresses set forth below:

If to any Selling Member, to his or her address set forth beneath his or signature to this Agreement (and in the case of a notice to the Member Representative, to the address of Sutton), in each case with a copy to:

Robinson, Bradshaw & Hinson, P.A.

1450 Raleigh Road

Suite 100

Chapel Hill, North Carolina 27517

Attn: John M. Fogg

Email: jfogg@robinsonbradshaw.com

If to Buyer:Broadwind Energy, Inc.

3240 S. Central Avenue

Cicero, IL 60804

Attn:  Stephanie K. Kushner

President and CEO

Email: Stephanie.Kushner@bwen.com

with a copy to:Thompson Coburn LLP

One US Bank Plaza #3400

St. Louis, MO  63101

Attn:Michele Kloeppel

Email: mkloeppel@thompsoncoburn.com

or to such other address as such party shall have designated by notice so given to each other party.

11.2.Further Assurances; Post-Closing Cooperation.  At any time and from time to time after the Closing, but without further consideration, each party shall execute and deliver to the others such other instruments, documents, materials and information, and take such other actions, as any other party may reasonably request in order to consummate the transactions contemplated by and to fulfill the parties’ obligations under this Agreement.  Without limiting the generality of the foregoing, the parties shall provide reasonable cooperation and assistance to each other with respect to any actions, claims or proceedings involving the Interests or the Business or assets of the Company or its employees relating in any way to periods when such party owned or controlled the Company; provided, that the party requesting such assistance and cooperation shall reimburse the party providing such assistance and cooperation for its reasonable out-of-pocket expenses and attorneys’ fees relating thereto (unless such requesting party is entitled to indemnification therefor pursuant to Article IX).

11.3.Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party or parties against which such modification is to be enforced.  The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at Law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the provisions of this Agreement, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

11.4.Successors and Assigns; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by (a) each Selling Member and his or her heirs, personal representatives, successors and permitted assigns, and (b) Buyer and its successors and permitted assigns.  No Selling Member may voluntarily assign any of his or her rights under this Agreement, whether at or after Closing, without the prior written consent of Buyer, and the obligations of the Selling Members under this Agreement are expressly declared to be non-delegable.  Buyer may assign its rights under this Agreement after the Closing to any entity that is owned or controlled by Buyer.

11.5.Entire Agreement.  This Agreement, together with the other Transaction Documents, embody the entire agreement and understanding among the parties relating to the terms and conditions of the sale of the Interests, and supersede all prior agreements and understandings relating to such subject matter.

11.6.No Third-Party Beneficiaries.  Subject to Section 11.4, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who is not a party or specifically named in this Agreement as an Indemnitee.

11.7.Specific Performance; Expenses.  The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation of this Agreement.  Except as otherwise provided in this Agreement, each party will pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated by this Agreement.  In the event any action is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such action, in addition to any relief to which such party may be entitled.

11.8.Governing Law; Venue.

(a)This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choices or conflict of Law provision or rules thereof.

(b)Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby shall be brought and determined exclusively in any federal court in Delaware (or to the extent any such federal court does not have jurisdiction, any state court sitting in Delaware) and each of the parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement and waives any objection or claim as to venue or jurisdiction in any such court or that such forum is an inconvenient forum.  The parties further agree that the parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the parties agree that all judicial determinations or findings by a state or federal court in Delaware with respect to any matter under this Agreement shall be binding.

(c)Each party submits to the personal jurisdiction of any court described in this Section 11.8.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of any of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR OTHERWISE ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY.

11.9.Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Agreement or the validity or enforceability of the term or provision in any other situation or in any other jurisdiction.

11.10.Headings.  The title of this Agreement and the article and section captions used in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

11.11.Counterparts.  This Agreement may be executed in any number of counterparts and PDF or other electronic copies, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties.

11.12.Interpretation.  Unless otherwise specifically provided or the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Appendices, Schedules and Exhibits shall mean and refer to Articles, Sections, Appendices, Schedules and Exhibits of this Agreement, (b) all Appendices, Schedules and Exhibits of this Agreement referred to herein are incorporated in and made a part of this Agreement, (c) all references to statutes and regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (d) words using the singular or plural number shall also include the plural and singular number, respectively, and (e) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

11.13.Member Representative.

(a)Each Selling Member, by execution and delivery of this Agreement, irrevocably designates and appoints the Member Representative as his or her personal representative, attorney-in-fact and agent, with full power of substitution, to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by him or her (including, without limitation, any acts, agreements, amendments or resolution of disputes related to Section 2.3 or Section 2.4).  Such designation and appointment shall have the force and effect stated in this Section 11.13.

(b)Each Selling Member acknowledges that the Member Representative shall be the only Person authorized to take action on behalf of all Selling Members in connection with the administration and enforcement of this Agreement and the other Transaction Documents.  Without limiting the foregoing, the Member Representative shall act as the representative of the Selling Members, and shall be authorized to act on behalf of each Selling Member and to take any and all actions required or permitted to be taken by the Member Representative under this Agreement or any other Transaction Document with respect to any claims (including the settlement or release thereof) made by any Indemnitees for indemnification pursuant to Article IX of this Agreement.  Each Selling Member shall be bound by all actions taken by the Member Representative in his or her capacity as such.  Each of the Selling Members is deemed to have further acknowledged that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall (i) survive the subsequent death, incapacity, disability or bankruptcy of such Selling Member, and (ii) extend to such Selling Member’s heirs, executors, legal representatives and permitted assigns, as applicable.  Each of the Selling Members is deemed to have authorized the other parties to disregard any notice or other action taken by such Selling Member pursuant to this Agreement except for notices and actions of the Member Representative.  The other parties are and will be fully protected in dealing with the Member Representative under this Agreement and are entitled to rely on any action so taken or any notice given by the Member Representative and are and will be entitled and authorized to give notices only to the Member Representative for any notice contemplated by this Agreement to be given to any Selling Member.

(c)If Sutton becomes unable to serve as the Member Representative, then Hendrix shall succeed her as the Member Representative.  If both Sutton and Hendrix become unable to serve as the Member Representative, then Brice shall succeed Hendrix as the Member Representative.

(d)The Member Representative shall not be liable for any act done or omitted in such capacity while acting without gross negligence, bad faith or willful misconduct and in the exercise of reasonable judgment.  The Member Representative shall only have the duties expressly stated in this Agreement or the other Transaction Documents and shall have no other duty, express or implied.  The Member Representative may engage attorneys, accountants and other professionals and experts. The Member Representative may in good faith rely upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Member Representative based on such reliance shall be deemed to have been taken in good faith and in the exercise of reasonable judgment. The Selling Members shall severally, and not jointly, indemnify the Member Representative and hold the Member Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel, accountants and other professional experts retained by the Member Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the Closing Date.

BUYER:

Broadwind Energy, Inc.

By:  /s/ Stephanie K. Kushner

Name:  Stephanie K. Kushner

Title:  President and CEO

SELLING MEMBERS:

/s/ Christopher J. Brice

Christopher J. Brice

Address:

___________________

Email:

/s/ Lewis J. Hendrix

Lewis J. Hendrix

Address:

___________________

Email:

/s/ Kimberley M. Sutton

Kimberley M. Sutton

Address:

___________________

Email:

MEMBER REPRESENTATIVE:

/s/ Kimberley M. Sutton

Kimberley M. Sutton

APPENDIX A

DEFINITIONS

“Accounting Records” means all of the books of account, accounting records and other financial data and information of the Company and includes all records, data and information stored electronically, digitally or on computer related media.

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

“Additional Payment” has the meaning set forth in Section 10.4(d).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation Methodology” has the meaning set forth in Section 10.4(b).

“Allocation Schedule” has the meaning set forth in Section 10.4(b).

“Annual Financial Statements” has the meaning set forth in Section 5.5(a).

“Applicable Balance Sheet Date” means September 30, 2016.

“Applicable Financial Statements” has the meaning set forth in Section 5.5(b).

“Benefit Arrangement” has the meaning set forth in Section 5.8(a).

“BIG Tax Liability” has the meaning set forth in Section 10.1(a).

“Bodily Injury” means death, physical injury, sickness, disease, mental anguish or emotional distress sustained or suffered by any natural person resulting or arising from an Environmental Condition.

“Brice” has meaning set forth in the first paragraph of this Agreement.

“Business” means assembly, testing, machining and fabricating and material/inventory management services.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” means Buyer’s common stock, par value $0.001 per share.

“Buyer Common Stock Per Share Price” means the average closing sale price per share of Buyer Common Stock as reported on The Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the measurement date, as set forth in

Section 2.4(d) (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Buyer Indemnitees” has the meaning set forth in Section 9.1.

“Buyer SEC Filings” has the meaning set forth in Section 6.8.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Cleanup” means all action reasonably necessary to investigate, characterize, remove, remediate, monitor, dispose of, treat or transport soil, surface water, groundwater or other media associated with an Environmental Condition, to the extent required by any applicable Law, Governmental Authority, judgment, settlement, consent order, consent decree or other similar legal requirement.

“Cleanup Costs” means all costs, fees, expenses, settlements, judgments, fines and penalties incurred in connection with a Cleanup.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Purchase Price” means the Estimated Closing Purchase Price plus or minus the amount of the Working Capital Adjustment.

“Closing Working Capital” means, with respect to the Company, (a) accounts receivable, plus (b) inventory, less (c) accounts payable, less (d) deferred revenue, and, less (e) accrued expenses, the value of each determined in accordance with GAAP and otherwise consistent with those accounts and methodology set forth on Exhibit A.

“Closing Working Capital Review Period” has the meaning set forth in Section 2.3(b)(i).

“Closing Working Capital Statement” has the meaning set forth in Section 2.3(a)(i).

“COBRA” has the meaning set forth in Section 5.8(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 5.5(b).

“Confidential Information” means information regarding the Company, Buyer and the Business that is not previously disclosed generally to the public and includes, without limitation, information regarding facilities, strategies, methods, trade secrets and other Intellectual Property, software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects, or opportunities.  Notwithstanding the foregoing, “Confidential Information” does not include and no Selling Member shall have any obligation under this Agreement with respect to, information that (i) is or becomes available to such Selling Member on a non-confidential basis from a source other than the Company or Buyer, provided, that such other source is not bound by a confidentiality obligation to the Company or Buyer, or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible under this Agreement.

“Contract” means any written contract, agreement, operating lease, lease, license, sales order, purchase order, or other legally binding commitment or instrument.

“Defense Notice” has the meaning set forth in Section 9.5(a).

“Direct Claim” has the meaning set forth in Section 9.6.

“Disputed Amounts” has the meaning set forth in Section 2.5(b).

“Earn-Out Payments” means the First Earn-Out Payment and the Second Earn-Out Payment, if any, as determined in accordance with Section 2.4 and Exhibit B.  “Earn-Out Payment” means either the First Earn-Out Payment or the Second Earn-Out Payment, as applicable.

“Earn-Out Period” means either the First Earn-Out Period or the Second Earn-Out Period, as applicable.

“Earn-Out Review Period” has the meaning set forth in Section 2.4(c)(i).

“Earn-Out Statement” has the meaning set forth in Section 2.4(b).

“Employee Plan” has the meaning set forth in Section 5.8(a).

“Environmental Claim” means a written demand by a third party, including any Governmental Authority, seeking a remedy or alleging liability or responsibility for or with respect to any Environmental Condition or violation (whether due to negligence, strict liability or otherwise) of Environmental Law.  The term includes claims by third parties for Bodily Injury, Environmental Property Damage and Cleanup Costs.

“Environmental Condition” means the intentional or unintentional presence, discharge, dispersal, emission, release, leaching, deposit, migration, leaking or escape of any Hazardous Materials at, to, into, upon or from any land, or any structure on land, the atmosphere, indoor air, any watercourse or body of water, including groundwater and sediments, provided that such conditions are not naturally present in the environment in the amounts or concentrations present or discovered.  The term includes the presence of closed containers or receptacles that contain or formerly contained

Hazardous Materials and exposure or alleged exposure of natural persons, animals or property to Hazardous Materials.

“Environmental Law” means CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et  seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., in each case as amended from time to time, and any other statute, rule, regulation, Law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of the environment and natural resources or the indoor or ambient environment or with the protection of human health or safety.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Property Damage” means physical damage, injury to or destruction of tangible real or personal property or to natural resources, including the resulting loss of use and diminution in the value thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is treated as a single employer with the Company under section 414(b), (c) or (m) of the Code or section 4001 of ERISA.

“Estimated Closing Purchase Price” means $16,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 5.26(a).

“First Earn-Out Payment” has the meaning set forth in Exhibit B.

“First Earn-Out Period” means the first 12-month period following the Closing Date.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable statute and authority within the United States accounting profession) and the SEC, which are applicable to the circumstances as of the date of determination.

“Governing Documents” of a Person means the articles or certificate of incorporation and bylaws, or the articles or certificate of organization and operating agreement or limited liability company agreement, or comparable governing documents, of such Person.

“Governmental Authority” means any federal, provincial, state, county or local government or subdivision thereof, or any administrative, judicial, governmental or regulatory authority, agency, commission, court, tribunal or other body, whether within the United States and its territories or of any foreign country or territory.

“Hazardous Materials” means any solid, liquid, gaseous or thermal pollutant, element, chemical, irritant, waste or contaminant regulated under Environmental Laws, including, but not limited to, asbestos-containing material, metals, radioactive material, toxic material, polychlorinated biphenyls (PCBs), lead-based paint, infectious or medical waste, hydrocarbons, petroleum, petroleum-based products and constituents thereof, and all substances, wastes and materials regulated by any federal, state or local Environmental Law.

“Hendrix” has meaning set forth in the first paragraph of this Agreement.

“(h)(10) Contest” has the meaning set forth in Section 10.4(d).

“Indebtedness” means, without duplication, (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture, mortgage, deed of trust, loan agreement, letter of credit, reimbursement agreement or other similar instrument, (iii) any obligation for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than trade account payables and other current liabilities incurred in the Ordinary Course of Business), (iv) any other obligation secured by a Lien on any of the Company assets (excluding Permitted Liens), (v) any obligation owed to a Related Party, (vi) any obligation in respect of capitalized leases, (vii) any obligation in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) any bonuses due to the Company’s employees for fiscal year 2016; (ix) all contributions and other payments required to be made, for any period through the Closing Date, to the Employee Plans and Benefit Arrangements; and (x) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise) and any guarantees for any of the foregoing.

“Indemnitee” has the meaning set forth Section 9.3(e).

“Indemnitor” has the meaning set forth in Section 9.3(e).

“Indemnity Notice” has the meaning set forth in Section 9.6.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants with no material relationship to either party mutually selected by the parties.  If the parties are unable to mutually agree on such independent accountant, then each party shall select one such independent accountant and the two independent accountants shall jointly select the Independent Accountant.

“Initial Gross-Up Amount” has the meaning set forth in Section 10.4(d).

“Insurance” has the meaning set forth in Section 5.19.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate and limited liability company names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangle embodiments thereof (in whatever form or medium).

“Interests” has the meaning set forth in Article I.

“Interim Financials” has the meaning set forth in Section 5.5(a).

“Knowledge” of a Person means the actual present knowledge after reasonable investigation of such Person.

“Law” means any constitutional provision, statute, ordinance or other law, rule or regulation of any Governmental Authority, decree, injunction, judgment, order, ruling, assessment or writ.

“Leased Real Property” has the meaning set forth in Section 5.16.

“Liability” means any debt, liability or obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

“Liens” has the meaning set forth in Article I.

“Losses” means (i) all losses, damages, judgments, awards, penalties and settlements; (ii) all demands, claims, suits, actions, causes of action, proceedings and assessments; and (iii) all costs and expenses, court costs and reasonable fees and expenses of attorneys and expert witnesses of investigating, defending or asserting any of the foregoing but excluding, in the case of each of the foregoing clauses (i)-(iii), other than where awarded to third parties under Third-Party Claims, any punitive damages, special or exemplary damages, damages calculated based on multiples of revenue or earnings, or damages arising from changes in Law after the Closing Date.

“Material Adverse Effect” means any adverse change, effect, event, occurrence or state of facts which is or is reasonably likely to be materially adverse to the assets, properties, financial condition, operations, earnings, prospects or Business of the Company; provided, however that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any adverse effects attributable to conditions affecting the industries in which the Company participates or the U.S. economy as a whole; (ii) national or international political or social conditions, including earthquakes or other natural disasters, pandemics and any military conflicts or acts of terrorism anywhere in the world; (iii) any adverse change in the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index; or any change in prevailing interest rates); (iv) any change required by (A) any amendment to GAAP that becomes effective after the Closing Date, or (B) any change by a Governmental Authority in any applicable Law that takes effect after the Closing Date; or (v) any action taken (or omitted to be taken) with the written consent of or at the request of Buyer or in compliance with the terms of this Agreement; provided further, however, that any change, effect, event, occurrence, claim, circumstance or matter referred to in clauses (i), (ii), (iii) (iv) and (v) immediately above shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such change, effect, event, occurrence, claim, circumstance or matter has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates the Business.

“Member Representative” has the meaning set forth in the Recitals.

“Non-Compete Period” means (a) with respect to Sutton and Hendrix, a period ending five years following the termination of each such Selling Member’s employment or other contractual relationship with the Company or Buyer, and (b) with respect with Brice, a period ending on the later of (i) three years from and after the Closing Date and (ii) one year following the termination of Brice’s employment or other contractual relationship with the Company or Buyer.

“Nonqualified Plan” has the meaning set forth in Section 5.8(k).

“Notice of Claim” has the meaning set forth in Section 9.5(a).

“Operating Agreement” has the meaning set forth in Section 3.2(f).

“Ordinary Course of Business” means the regular and usual conduct of the Company’s business consistent with past practice, and in the case of financial and commercial transactions, involving amounts not materially in excess of historical amounts of such transactions in which the Company has engaged.

“Payoff Amounts” has the meaning set forth in Section 3.2(h).

“Permitted Liens” means (i) materialmen’s and similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company, (ii) liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings, none of which contested matters is material, and provided such contested matters have been disclosed in writing by the Selling Members to Buyer and for which adequate reserves have been set aside in accordance with GAAP, and (iii) zoning, building codes and other land use Laws regulating the use or occupancy of owned real property or the activities conducted thereon (A) which are imposed by any Governmental Authority having jurisdiction over such owned real property, (B) which do not materially interfere with the present use of the Company’s assets or the present conduct of the Business, and (C) as to which there is no default on the part of the Company.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, estate, association, organization or other entity.

“Personal Property Leases” has the meaning set forth in Section 5.11.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1(a).

“Pre-Closing Taxes” has the meaning set forth in Section 10.1(a).

“Real Estate Lease” has the meaning set forth in Section 5.16.

“Registration Statement” has the meaning set forth in Section 8.6(a).

“Related Party” has the meaning set forth in Section 5.20.

“Release” means the actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Resolution Period” has the meaning set forth in Section 2.5(a).

“Restricted Person” has the meaning set forth in Section 8.2.

“Schedules” means the Disclosure Schedules delivered by the Selling Members concurrently with the execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-Out Payment” has the meaning set forth in Exhibit B.

“Second Earn-Out Period” means the second 12-month period following the Closing Date.

“Section 338 Allocation Forms” has the meaning set forth in Section 10.4(c).

“Section 338(h)(10) Election” has the meaning set forth in Section 10.4(a).

“Securities Act” has the meaning set forth in Section 6.7.

“Seller Restricted Business” has the meaning set forth in Section 8.1.

“Selling Member Carved-Out Liabilities” means any claim based upon the inaccuracy or breach of a representation or warranty contained in Section 4.1 (Authorization of Transaction), Section 4.2 (Non-Contravention), Section 4.4 (Title to Interests; Member Agreements), Section 5.1 (Organization; Validly Existing), Section 5.2 (Ownership Interests and Subsidiaries), Section 5.4 (Taxes), Section 5.8 (Employee Benefits), Section 5.20 (Related Party Transactions), or Section 5.27 (Brokers and Finders).

“Selling Members” has the meaning set forth in the first paragraph of this Agreement.

“Selling Member Releases” has the meaning set forth in Section 3.2(c).

“Selling Member Transaction Expenses” means the aggregate amount of fees and expenses payable by the Company (a) to counsel for the Selling Members or to any other Person engaged by the Company or the Selling Members to assist in the negotiation and consummation of the sale of the Interests to Buyer, (b) as severance costs, change of control payments, withdrawal liabilities, premiums, penalties or other liabilities under any Benefit Arrangement, Employee Plan or otherwise required to be paid or offered as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and (c) fees, costs and expenses of any broker, finder or investment banker retained by the Company or the Selling Members (including, without limitation, Generational Capital Markets, Inc.).

“Statement” means the Closing Working Capital Statement or an Earn-Out Statement, as applicable.

“Straddle Period” has the meaning set forth in Section 10.1(a).

“Sutton” has the meaning set forth in the first paragraph of this Agreement.

“Tax” (and with correlative meaning, “Taxes”) means any federal, state, local or foreign gross receipts, property, sales, use, license, excise, environmental, stamp, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Territory” means any metropolitan or geographic world-wide market in which the Company conducts any material portion of the Business.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Total Purchase Price” has the meaning set forth in Section 2.1.

“Transaction Documents” means this Agreement, the Selling Member Releases and the other agreements, instruments and documents delivered or caused to be delivered in accordance with Article III and such other documents and instruments of transfer or assignment that are reasonably requested by a party to carry out the intent of the parties under this Agreement or such other agreements, instruments and documents.

“VDAs” has the meaning set forth in Section 10.1(d).

“Working Capital Adjustment” means the amount by which the Estimated Closing Purchase Price shall be increased or decreased on a dollar-for-dollar basis in accordance with Section 2.3(a).

Exhibit B

Earn-Out Payment Calculation

1.General Purpose.  This Exhibit B to the Membership Interest Purchase Agreement (the “Agreement”), dated as of February 1, 2017, by and among Broadwind Energy, Inc., a Delaware corporation (“Buyer”), Christopher J. Brice (“Brice”), Lewis J. Hendrix (“Hendrix”), and Kimberley M. Sutton (“Sutton” and together with Brice and Hendrix, the “Selling Members” and each a “Selling Member”), specifies the calculation of the Earn-Out Payments potentially payable by Buyer to the Selling Members in accordance with the Agreement.

2.Definitions. For purposes of this Exhibit B:

(a)“Benchmark Annual EBITDA” means $5,500,000.

(b)“Earn-Out Payment” has the meaning set forth in Section 3 of this Exhibit B.

(c)“EBITDA” means, with respect to each Earn-Out Period, the Company’s net income after taxes for such Earn-Out Period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the Ordinary Course of Business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus non-cash stock compensation and any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.  Each EBITDA calculation shall be derived from GAAP as it exists as of the Closing Date and consistently applied to the calculation of EBITDA.  For purposes of the Second Earn-Out Period only, EBITDA shall also include the amount of EBITDA achieved by the Company with respect to the First Earn-Out Period in excess of $7,700,000, if any.

(d)“EBITDA Percentage” means the percentage of the Benchmark Annual EBITDA achieved by the Company with respect to an Earn-Out Period, calculated by dividing the EBITDA achieved by the Company with respect to such Earn-Out Period by the Benchmark Annual EBITDA.  For example, if the EBITDA achieved by the Company with respect to an Earn-Out Period was $5,500,000, the EBITDA Percentage for such Earn-Out Period would be 100%.

(e)  “First Earn-Out Payment” means the Earn-Out Payment with respect to the First Earn-Out Period, if any.

(f)“Second Earn-Out Payment” means the Earn-Out Payment with respect to the Second Earn-Out Period, if any.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

3.Earn-Out Payments.  With respect to each Earn-Out Period, Buyer shall pay to the Selling Members the amount, if any, equal to product of (i) $4,125,000 multiplied by one of the following, as applicable: (ii) (A) the EBITDA Percentage for such Earn-Out Period, if the EBITDA Percentage is equal to or greater than 90%, up to and including 100%; or (B) 100% plus one-half percent for each percentage point that the EBITDA Percentage for such Earn-Out Period exceeds 100%, if the EBITDA Percentage is greater than 100%, up to a maximum of 140% (each such payment amount, as limited by the provisions of this Exhibit B, an “Earn-Out Payment”).  For the avoidance of doubt, if the EBITDA Percentage with respect to an Earn-Out Period is less than 90%, no Earn-Out Payment shall be payable with respect to such Earn-Out Period.

4.Additional Provisions.

Notwithstanding anything to the contrary herein:

(a) In no event shall the amount of any Earn-Out Payment exceed $4,950,000;

(b)In no event shall the aggregate amount of the Earn-Out Payments exceed $9,900,000; and

(c)If a Selling Member’s employment or other contractual relationship with the Company or Buyer terminates at any time prior to the end of the Second Earn-Out Period, such Selling Member shall not forfeit the amount of any Earn-Out Payments payable to such Selling Member in accordance with this Exhibit B.

5.Example Calculation.  By way of illustration only, if the EBITDA Percentage for the First Earn-Out Period is 140%, and the EBITDA Percentage during the Second Earn-Out Period is 130%, the First Earn-Out Payment would be $4,950,000, and the Second Earn-Out Payment would be $4,747,750, calculated as follows:

(a)First Earn-Out Payment = 120% (100% + 0.5% of the 40% above 100%) of $4,125,000 = $4,950,000.

(b)Second Earn-Out Payment = 115% (100% + 0.5% of the 30% above 100%) of $4,125,000 = $4,743,750.